- --------------------------------------------------------------------------------







                         AGREEMENT AND PLAN OF MERGER



                         Dated as of December 12, 1994



                                 by and among


                         THE WILLIAMS COMPANIES, INC.,


                             WC ACQUISITION CORP.

                                      and

                            TRANSCO ENERGY COMPANY







- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                               Page(s)
                                                               -------
ARTICLE I
                           THE TENDER OFFER..................      3
           Section 1.1  The Offer............................      3
           Section 1.2  Company Action.......................      6

ARTICLE II
                              THE MERGER.....................      9
           Section 2.1  Effective Time of the Merger.........      9
           Section 2.2  Closing.............................      10
           Section 2.3  Effects of the Merger................     10
           Section 2.4  Certificate of Incorporation and
                        By-Laws..............................     11
           Section 2.5  Directors............................     11
           Section 2.6  Officers.............................     11

ARTICLE III

              CONVERSION OF SECURITIES; DISSENTING SHARES....     12
           Section 3.1  Conversion of Capital Stock..........     12
           Section 3.2  Exchange of Certificates and Cash....     17
           Section 3.3  Dissenting Shares....................     24

ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY...     26
           Section 4.1  Organization.........................     26
           Section 4.2  Capitalization.......................     27
           Section 4.3  Authority............................     32
           Section 4.4  Consents and Approvals; No Viola-
                        tions................................     34
           Section 4.5  SEC Reports and Financial Statements.     37
           Section 4.6  Information in Disclosure Documents
                        and Registration Statement...........     39
           Section 4.7  Litigation...........................     41
           Section 4.8  No Material Adverse Change; Material
                        Agreements...........................     42
           Section 4.9  Taxes................................     44
           Section 4.10 Opinion of Financial Advisor.........     47
           Section 4.11 Company Rights Agreement.............     47
           Section 4.12 DGCL Section 203.....................     48
           Section 4.13 Change in Control Provisions.........     48
           Section 4.14 Vote Required........................     49

                                                               Page(s)
                                                               -------
ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..     49
           Section 5.1  Organization.........................     50
           Section 5.2  Capitalization.......................     51
           Section 5.3  Authority............................     55
           Section 5.4  Consents and Approvals; No Viola-
                        tions................................     56
           Section 5.5  SEC Reports and Financial Statements.     59
           Section 5.6  Information in Disclosure Documents
                        and Registration Statement...........     61
           Section 5.7  Litigation...........................     63
           Section 5.8  No Material Adverse Change; Material
                        Agreements...........................     63
           Section 5.9  Taxes................................     65
           Section 5.10 Parent Not an Interested Stockholder
                        or an Acquiring Person...............     66
           Section 5.11 Interim Operations of Sub............     67
           Section 5.12 Financing............................     67
           Section 5.13 Purchase of Option Shares............     67

ARTICLE VI

                               COVENANTS.....................     67
           Section 6.1  Conduct of Business of the Company...     67
           Section 6.2  Conduct of Business of Parent........     73
           Section 6.3  Reasonable Best Efforts..............     76
           Section 6.4  Letter of the Company's Accountants..     77
           Section 6.5  Letter of Parent's Accountants.......     78
           Section 6.6  Access to Information................     78
           Section 6.7  Company Stockholders Meeting.........     79
           Section 6.8  Stock Exchange Listing...............     80
           Section 6.9  Company Plans........................     80
           Section 6.10 Other Employee Benefit Plans.........     84
           Section 6.11 Exclusivity..........................     88
           Section 6.12 Fees and Expenses....................     90
           Section 6.13 Brokers or Finders...................     91
           Section 6.14 Company Rights Agreement.............     92
           Section 6.15 Rule 145.............................     92
           Section 6.16 Notification of Certain Matters......     93
           Section 6.17 Interim Company Preferred Stock
                        Dividend.............................     93
           Section 6.18 Company Debt Agreements..............     94

                                                               Page(s)
                                                               -------
ARTICLE VII
                              CONDITIONS.....................     95
           Section 7.1  Conditions to Each Party's Obligation
                        To Effect the Merger.................     95
           Section 7.2  Conditions of Obligations of Parent
                        and Sub..............................     97
           Section 7.3  Conditions of Obligations of the
                        Company..............................     97

ARTICLE VIII

                       TERMINATION AND AMENDMENT.............     98
           Section 8.1  Termination..........................     98
           Section 8.2  Effect of Termination................    101

ARTICLE IX

                             MISCELLANEOUS...................    102
           Section 9.1  Nonsurvival of Representations and
                        Warranties...........................    102
           Section 9.2  Amendment............................    102
           Section 9.3  Extension; Waiver....................    103
           Section 9.4  Notices..............................    103
           Section 9.5  Interpretation.......................    105
           Section 9.6  Counterparts.........................    105
           Section 9.7  Entire Agreement; No Third Party
                        Beneficiaries........................    106
           Section 9.8  Governing Law........................    106
           Section 9.9  Specific Performance.................    107
           Section 9.10 Publicity............................    107
           Section 9.11 Assignment...........................    107
           Section 9.12 Validity.............................    108
           Section 9.13 Taxes................................    108

               SCHEDULE OF DEFINED TERMS
               -------------------------

Defined Term                                 Section
- ------------                                 -------
Acquisition Transaction                      6.11(a)
Agreement                                    Preamble
Certificate of Merger                        2.1
Certificates                                 3.2(b)
Certificates of Designation                  3.1(c)
Closing                                      2.2
Closing Date                                 2.2
Code                                         3.2(h)
Common Stock Merger Consideration            3.2(b)
Company                                      Preamble
Company $3.50 Preferred Stock                3.1(c)
Company $4.75 Preferred Stock                3.1(c)
Company Common Stock                         Preamble
Company Disclosure Schedule                  4.2
Company Notes                                6.1(e)
Company Plans                                4.2
Company Preferred Stock                      3.1(c)
Company Rights                               4.2
Company Rights Agreement                     4.2
Company SEC Documents                        4.5
Company Stock Option                         6.9(b)
Confidentiality Agreement                    6.6
Conversion Number                            3.1(d)
Corpus Christi Lease                         4.2
Current Employees                            6.10(a)
DGCL                                         2.1
Dissenting Shares                            3.3
Effective Time                               2.1
Exchange Act                                 1.2(a)
Exchange Agent                               3.2(a)
Exchange Fund                                3.2(a)
Governmental Entity                          4.4(a)
HSR Act                                      4.4(a)
IRS                                          4.9(a)
Material Company Subsidiary                  4.1(b)
Material Parent Subsidiary                   5.1(b)
Merger                                       Preamble
Merger Consideration                         3.2(b)
NYSE                                         1.1(a)
Offer                                        Preamble
Offer Documents                              1.1(b)
Offer to Purchase                            1.1(a)
Parent                                       Preamble
Parent $3.50 Preferred Stock                 3.1(c)
Parent $4.75 Preferred Stock                 3.1(c)

Parent Common Stock                          3.1(d)
Parent Disclosure Schedule                   5.9
Parent New Preferred stock                   3.1(c)
Parent Plans                                 5.2
Parent Preferred Stock                       5.2
Parent Rights                                5.2
Parent Rights Agreement                      5.2
Parent SEC Documents                         5.5
Per Share Amount                             Preamble
Per Share Cash Amount                        3.1(d)
Person                                       6.11(a)
Preferred Stock Merger Consideration         3.2(b)
Proxy Statement                              4.6(c)
Replacement Option                           6.9(c)
S-4                                          4.6(b)
SAS                                          6.4
Schedule 14D-1                               1.1(b)
Schedule 14D-9                               1.2(a)
SEC                                          1.1(b)
Securities Act                               4.4(a)
Stock Option Agreement                       Preamble
Sub                                          Preamble
Subsidiary                                   3.1(b)
Subsidiary Preferred Stock                   4.2
Surviving Corporation                        Preamble
Tax Return                                   4.9(b)
Taxes                                        4.9(b)
TIA                                          4.4(a)
Voting Debt                                  4.2

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

          AGREEMENT AND PLAN OF MERGER, dated as of December 12, 1994 (this "Agreement"), by and among The Williams Companies, Inc., a Delaware corporation ("Parent"), WC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Transco Energy Company, a Delaware corporation (the "Company").

          WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the acquisition of the Company by Parent would be advantageous and beneficial to their respective corporations and stockholders, and that such transaction is consistent with and in furtherance of such entities' respective long-term business strategies;

          WHEREAS, in furtherance thereof, it is proposed that Parent will make a cash tender (the "Offer") to acquire up to 24,600,000 shares of the Company's common stock, par value $.50 per share (the "Company Common Stock"), together with attached Company Rights (as defined in Section 4.2), for $17.50 per share of Company Common Stock (and attached Right) (such amount, or any greater amount per share pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions provided herein and in the Offer Documents (as defined in Section 1.1(b));

          WHEREAS, it is proposed that, following consummation of the Offer, there be a merger of Sub with and into the Company (the "Merger") with the Company surviving as a subsidiary of Parent (the "Surviving Corporation"); and

          WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, Parent has required that the Company agree, and in order to induce Parent to enter into this Agreement, the Company has entered into concurrently with the execution of this Agreement a Stock Option Agreement (the "Stock Option Agreement") providing for a grant of an option to Parent to purchase, at a per share price of $17.50 per share and otherwise upon the terms and conditions provided for therein, up to 7,500,000 shares of Company Common Stock.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                               THE TENDER OFFER

          Section 1.1  The Offer.
                       ---------

          (a) Provided that this Agreement has not been terminated in accordance with Section 8.1, Parent will commence the Offer as promptly as practicable after the date hereof, but in no event later than December 16, 1994. The obligation of Parent to accept for payment any shares of Company Common Stock (and attached Company Rights) tendered pursuant to the Offer will be only subject to the satisfaction of the conditions set forth in Annex I hereto. Parent expressly reserves the right to (i) increase the Per Share Amount or (ii) increase on one occasion the number of shares of Company Common Stock (and attached Company Rights) to be purchased in the Offer; provided, that (x) any
                                                       --------
increase in the number of shares to be purchased which requires an extension of the Offer beyond its then applicable expiration date in accordance with applicable law must provide for an increase of at least 4,000,000 shares and (y) any increase in the number of shares sought at a time when the average closing sale prices on the New York Stock Exchange (the "NYSE") for shares of Parent Common Stock (as defined in Section 3.1(d)) for the ten trading days immediately preceding the date of public notice of the increase exceeds $28.00 may only be made with the consent of the Company. Without the prior written consent of the Company, Parent will not (i) decrease the Per Share Amount, (ii) decrease or (other than as permitted by the immediately preceding sentence) increase the number of shares of Company Common Stock to be purchased in the Offer, (iii) change the form of consideration payable in the Offer, (iv) add to or change the conditions to the Offer set forth in Annex I hereto, (v) change or waive the Minimum Condition (as defined in Annex I hereto) or (vi) make any other change in the terms or conditions of the Offer which is adverse to the holders of shares of Company Common Stock. The conditions set forth in Annex I are for the benefit of Parent, and may be asserted by Parent or, subject to the immediately preceding sentence, may be waived by Parent, in whole or in part, at any time and from time to time in its discretion. The Offer will be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and only the conditions set forth in Annex I hereto. Subject to the terms of the Offer and this Agreement and the satisfaction of all the conditions of the Offer set forth in Annex I hereto as of any expiration date, Parent will accept for payment and pay for all shares of Company Common Stock (and attached Company Rights) validly ten-dered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer. Subject to Section 8.1, if the conditions set forth in Annex I hereto are not satisfied or, to the extent permitted by this Agreement, waived by Parent, as of the date the Offer would otherwise have expired, Parent will extend the Offer from time to time until the earlier of the consummation of the Offer or the date which is 90 days from the commencement of the Offer.

          (b) On the date of commencement of the Offer, Parent will file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 will contain (including as an exhibit) or will incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement (which Schedule 14D-1, Offer to Purchase and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Parent will disseminate the Offer to Purchase, related Letter of Transmittal and other related Offer Documents to holders of shares of the Company Common Stock. Each of Parent and the Company will promptly correct any information provided by it for use in the Offer Documents that becomes false or misleading in any material respect and Parent will take all steps necessary to cause the
Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable law. Parent will provide the Company and its counsel in writing with any comments Parent or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Parent and its counsel will provide the Company and its counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences relating to the Offer Documents, the Offer, the Merger or this Agreement.

          Section 1.2  Company Action.
                       --------------

          (a) The Company hereby consents to the Offer. The Company will file with the SEC, as promptly as practicable after the filing by Parent of the
Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") reflecting the recommendation of the Company's Board of Directors that holders of shares of Company Common Stock tender their shares pursuant to the Offer and will disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to the fiduciary duties of the Board of Directors of the Company under applicable laws as advised by counsel. Each of the Company and Parent will promptly correct any information provided by it for use in the Schedule 14D-9 that becomes false or misleading in any material respect, and the Company will further take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable law. The Company will provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Company and its counsel will provide Parent and its counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences relating to the Schedule 14D-9, the Merger or this Agreement.

          (b) The Company will (i) promptly furnish Parent with mailing labels containing the names and addresses of all record holders of shares of Company

Common Stock as of a recent date and of those persons becoming record holders after such date, together with copies of all security position listings and computer files and all other information in the Company's control regarding the beneficial owners of shares of Company Common Stock that Parent may reasonably request and (ii) furnish to Parent such other assistance as Parent or its agents may reasonably request in communicating the Offer to holders of shares of Company Common Stock.

          (c) Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents, Parent will, and will cause each of its subsidiaries to, hold in confidence the information contained in any of such labels and lists, use such information only in connection with the Offer and, if this Agreement is terminated, deliver to the Company all copies of, and extracts or summaries from, such information then in their possession.

          (d) Effective upon payment by Parent for all shares of Company Common Stock accepted for payment pursuant to the Offer, Parent will be entitled to designate two directors on the Company's Board of Directors, and the Company will take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limita-tion, increasing the number of directors or seeking and accepting resignations of incumbent directors. Such designees will abstain from any action proposed to be taken by the Company to amend or terminate this Agreement or waive any action by Parent, which actions will be effective with the approval of a majority of the remaining directors. Parent agrees not to effect any other changes in the Board of Directors of the Company prior to the Effective Time.

                                   ARTICLE II

                                   THE MERGER

          Section 2.1  Effective Time of the Merger.  Upon the terms and subject
                       ----------------------------
to the conditions hereof, a certificate of merger (the "Certificate of Merger") and the Certificates of Designation (as defined in Section 3.1(c)) will be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware, for filing as provided in the Delaware General Corporation Law (the "DGCL"), as soon as practicable on the Closing Date (as defined in Section 2.2). The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

          Section 2.2  Closing.  Unless this Agreement is terminated and the
                       -------
transactions contemplated herein abandoned pursuant to Section 8.1 and assuming the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which will be no later than the second business day following the date of the meeting of the Company's stockholders called for the purpose of voting on matters with respect to this Agreement (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

          Section 2.3  Effects of the Merger.  The Merger will have the effects
                       ---------------------
set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 2.4  Certificate of Incorporation and By-Laws.
                       ----------------------------------------

          (a) The Restated Certificate of Incorporation of the Company in effect at the Effective Time will be the Restated Certificate of Incorporation of the Surviving Corporation, as amended and restated substantially in the form set forth in Exhibit 2.4 hereto, until amended in accordance with applicable law.

          (b) The By-Laws of Sub in effect at the Effective Time will be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

          Section 2.5  Directors.  The directors of Sub at the Effective Time
                       ---------
will be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Restated Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

          Section 2.6  Officers.  The officers of the Company at the Effective
                       --------
Time will be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Restated Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly ap-pointed and qualified.


                                  ARTICLE III

                  CONVERSION OF SECURITIES; DISSENTING SHARES

          Section 3.1  Conversion of Capital Stock.  As of the Effective Time,
                       ---------------------------
by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or the holder of any capital stock of
Sub:

          (a) Each issued and outstanding share of the capital stock, par value $.0l per share, of Sub will be converted into and become one fully paid and nonassessable share of Common Stock, par value $.0l per share, of the Surviving Corporation.

          (b) All shares of capital stock of the Company that are owned by the Company as treasury stock and any shares of Company Common Stock or Company Preferred Stock owned by Parent, Sub or any other wholly owned Subsidiary (as hereinafter defined) of Parent will be cancelled and retired and will cease to exist and no stock of Parent or other consideration will be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other

Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or
(ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. References to a wholly owned subsidiary of an entity include a subsidiary all of the common equity of which is owned directly or through "wholly owned" subsidiaries by such entity.

          (c) Subject to Section 3.2(e), each issued and outstanding share of the $4.75 series Cumulative Convertible Preferred Stock, stated value $50 per share (the "Company $4.75 Preferred Stock"), of the Company (other than shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares (as defined in Section 3.3)) and each issued and outstanding share of the $3.50 series Cumulative Convertible Preferred Stock, stated value $50 per share (the "Company $3.50 Preferred Stock" and, together with the Company $4.75 Preferred

Stock, the "Company Preferred Stock"), of the Company (other than shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) will be converted into the right to receive (in accordance with Section 3.2(b)) one share of preferred stock of Parent which, in the case of the Company $4.75 Preferred Stock, will be designated Parent's $4.75 Series Cumulative Convertible Preferred Stock (the "Parent $4.75 Preferred Stock") and be convertible initially into .5588 of a share of Parent Common Stock and otherwise have the designation, preferences and rights set forth in the Form of Certificate of Designation, Preferences and Rights of Parent $4.75 Preferred Stock attached hereto as Exhibit 3.2(c)-1 (the "$4.75 Certificate of Designation") and, in the case of the Company $3.50 Preferred Stock, will be designated Parent's $3.50 Series Cumulative Convertible Preferred Stock (the "Parent $3.50 Preferred Stock" and, together with the Parent $4.75 Preferred Stock, collectively the "Parent New Preferred Stock") and be initially convertible into 1.5625 shares of Parent Common Stock and otherwise have the designation, preferences and rights set forth in the Form of Certificate of Designation, Preferences and Rights of Parent $3.50 Preferred Stock attached hereto as Exhibit 3.2(c)-2 (together with the $4.75 Certificate of Designation, the "Certificates of Designa-tion"). All shares of Company Preferred Stock, when converted in accordance with this Section 3.1(c), will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the shares of Parent Preferred Stock and any cash or other property to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest, and the right to receive any dividend which such holder is entitled to be paid pursuant to Section 6.17.

          (d) Subject to Section 3.2(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) will be converted into the right to receive (in accordance with Section 3.2(b)) (i) an amount in cash (the "Per Share Cash Amount"), equal to (x) the excess, if any, of (A) the product of (1) the Per Share Amount and (2) the excess, if any, of 24,600,000 over the number of shares of Company Common Stock purchased pursuant to the Offer, over (B) the aggregate amount paid in the redemption of Company Rights not acquired pursuant to the Offer, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b)) and (ii) (x) if the Per Share Cash Amount is $0.00, .625 of a share of Common Stock, $1.00 par value per share (the "Parent Common Stock"), of Parent or (y) if the Per Share Cash Amount exceeds $0.00, the fraction of a share of Parent Common Stock equal to (A) the product of (1) .625 and (2) the excess of the Per Share Amount over the Per Share Cash Amount, divided by (B) the Per Share Amount (such fractional amount of a share of Parent Common Stock under clause (ii)(x) or (ii)(y), as the case may be, the "Conversion Number"), in each case together with a number of attached Parent Rights (as defined in Section 5.2)) equal to the Conversion Number divided by 2. In the event that between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number (and number of attached Parent Rights), the conversion rates applicable to the shares of Parent New Preferred Stock issuable in the Merger, and the amount of cash payable in respect of fractional shares pursuant to Section 3.2(e) will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All shares of Company Common Stock, when converted in accordance with this
Section 3.1(d), will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive any Per Share Cash Amount, the shares of Parent Common Stock (and attached Parent Rights) and any cash or other property to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest.

          Section 3.2  Exchange of Certificates and Cash.
                       ---------------------------------

          (a) Promptly following the Effective Time, Parent will deposit, or will cause to be so deposited, with First Chicago Trust Company of New York or another bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent") for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock (other than any Dissenting Shares), any Per Share Cash Amount for such shares and certificates evidencing the shares of Parent Common Stock and Parent New Preferred Stock pay-able or issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock and Company Preferred Stock, as the case may be (such certificates, together with any cash or other dividends or distributions declared or made, and any other cash or other property paid or issued through redemption, merger or otherwise, with respect thereto, being hereinafter collectively referred to as the "Exchange Fund"). Subject to Section 3.2(g), the Exchange Agent will deliver any Per Share Cash Amount and the shares of Parent Common Stock (and attached Parent Rights) and Parent New Preferred Stock to holders of shares of Company Common Stock and Company Preferred Stock, as the case may be (other than any Dissenting Shares), in accordance with Section 3.2(b) and the Exchange Fund will not be used for any other purpose. Except as contemplated by Section 3.2(c), any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund will be for the account of Parent.

          (b) As soon as practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (the "Certificates") whose shares were converted pursuant to Section 3.1 (i) a letter of transmittal (which will be in such form and have such provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for any Per Share Cash Amount and certificates representing shares of Parent Common Stock (and attached Parent Rights) or Parent New Preferred Stock, as the case may be. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Sub, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor (x) any Per Share Cash Amount payable in respect of such Certificate,
(y) a certificate representing that number of whole shares of Parent Common Stock (and attached Parent Rights) or Parent New Preferred Stock, as the case may be, which such holder has the right to receive pursuant to the provisions of this Article III, and (z) cash in lieu of fractional shares of Parent Common Stock (and attached Parent Rights) to which such holder is entitled pursuant to
Section 3.2(e) (any Per Share Cash Amount, the shares of Parent Common Stock (and attached Parent Rights) and cash described in clauses (x), (y) and (z) above being collectively referred to herein as the "Common Stock Merger Consideration", the shares of Parent New Preferred Stock described in clause (y) above being collectively referred to herein as the "Preferred Stock Merger Consideration" and the Common Stock Merger Consideration and the Preferred Stock Merger Consideration being collectively referred to herein as the "Merger Consideration") and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, any Per Share Cash Amount and the certificates representing the proper number of shares of Parent Common Stock (and attached Parent Rights) or Parent New Preferred Stock may be paid or issued to a transferee if the Certificate representing such Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, together with evidence that any applicable stock transfer taxes have been paid and the payment of any required transfer taxes. Until surrendered as contemplated by this Section 3.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the relevant Merger Consideration.

          (c) No dividends or other distributions declared or made, or any other cash or other property paid or issued through redemption, merger or otherwise, after the Effective Time with respect to shares of Parent Common Stock or Parent New Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock or Parent New Preferred Stock which such holder is entitled to receive upon the surrender thereof in accordance with this Section
3.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the record holder of the certificates representing whole shares of Parent Common Stock or Parent New Preferred Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions, or other cash or property paid or issued through redemption, merger or otherwise, with a record date after the Effective Time theretofore paid or issued with respect to such whole shares of Parent Common Stock or Parent New Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, or other cash or property paid or issued through redemption, merger or otherwise, with a record date after the Effective Time but prior to such surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock or Parent New Preferred Stock.

          (d) The Merger Consideration paid as provided above, together with any dividends, other distributions or other property paid pursuant to Section 3.2(c), will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, as the case may be, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Article III.

          (e) No certificate or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of the issuance of any fractional shares of Parent Common Stock pursuant to Section 3.1(d), a cash adjustment will be paid to any holder of Company Common

Stock in respect of any such fractional shares that would otherwise be issuable to such holder in an amount equal to (i) the product of (x) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 3.1(d) (after taking into account all shares of Company Common Stock then held of record by such holder) and (y) the Per Share Amount, divided by (ii) .625.

          (f) Neither Parent nor the Company will be liable to any holder of shares of Company Common Stock, Company Preferred Stock, Parent Common Stock (or attached Parent Rights) or Parent New Preferred Stock for any such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock and Company Preferred Stock for one year after the Effective Time will be delivered to Parent, upon demand, and any holders of shares of Company Common Stock and Company Preferred Stock who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration and any unpaid dividends and distributions payable pursuant to

Section 3.2(c) to which they are entitled pursuant to this Article III.

          (h) Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Preferred Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.
To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

          Section 3.3  Dissenting Shares.  If required by the DGCL but only to
                       -----------------
the extent required thereby, shares of Company Common Stock and Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock and Company Preferred Stock, as the case may be, who have properly exercised appraisal rights with respect thereto in accordance with

Section 262 of the DGCL (the "Dissenting Shares") will not be converted into or be exchangeable for the right to receive the relevant Merger Consideration, and holders of such shares of Company Common Stock and Company Preferred Stock will be entitled to receive payment of the appraised value of such shares of Company Common Stock and Company Preferred Stock, as the case may be, in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common or Company Preferred Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration and any unpaid dividends and distributions payable pursuant to Section 3.2(c) to which the holder of such shares of Company Common Stock or Company Preferred Stock is entitled, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock or Company Preferred Stock and, prior to the Effective Time, Parent will have the right to participate in all negotiations and proceedings with respect to such de-mands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Sub as follows:

          Section 4.1  Organization.
                       ------------

          (a) Each of the Company and each Material Company Subsidiary (as defined below) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to an entity (or such entity and its subsidiaries) means such event, change or effect which is materially adverse to the business, assets, results of operations or financial condition of such entity (or, if with respect to such entity and its subsidiaries, such group of entities taken as a whole). The Company and each Material Company Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

          (b) Each of Transcontinental Gas Pipe Line Corporation ("TGPL"), Texas Gas Transmission Corporation, Transco Gas Marketing Company, Transco Coal Company and Transco Gas Company is referred to herein as a "Material Company Subsidiary."

          (c) The Company has heretofore made available to Parent a complete and correct copy of the charter and by-laws or comparable organizational documents, each as amended to date, of the Company and each Material Company Subsidiary. Such charters, by-laws and comparable organizational documents are in full force and effect. Neither the Company nor any Material Company

Subsidiary is in violation of any provision of its charter, by-laws or comparable organizational documents, except for such violations that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

          Section 4.2  Capitalization.  As of the date of this Agreement, the
                       --------------
authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock of which, as of December 9, 1994, 40,927,847 shares (including 216,900 shares of restricted stock) were issued and outstanding and 514,444 shares were held in treasury, (ii) 15,000,000 shares of Cumulative Preferred Stock, without par value, of which, as of December 9, 1994, 2,979,900 shares of Company $4.75 Preferred Stock were issued and outstanding, 2,500,000 shares of Company $3.50 Preferred Stock were issued and outstanding, 4,848,484 shares of the Company's Cumulative Convertible Preferred Stock, 9.25% Series were authorized but none outstanding all such shares ever outstanding having been repurchased by the Company, and none of which shares were held in treasury, and (iii) 2,000,000 shares of Cumulative Second Preferred Stock, without par value, of which no shares are issued and outstanding. As of December 9, 1994, 56,850,563 shares of Company Common Stock were reserved for issuance in accordance with the

Rights Agreement, dated as of January 13, 1986, by and between the Company and First Chicago Trust Company, as amended most recently as of January 24, 1991 (collectively, the "Company Rights Agreement"), pursuant to which the Company has issued rights (the "Company Rights") to purchase shares of Company Common Stock. Also as of December 9, 1994, the Company had reserved for issuance (i) 2,664,031 shares of Company Common Stock for conversion of Company $4.75 Preferred Stock at a conversion ratio of .894 of a share of Company Common Stock for each share of Company $4.75 Preferred Stock, (ii) 6,295,000 shares of Company Common Stock for conversion of Company $3.50 Preferred Stock at a conversion ratio of 2.5 shares of Company Common Stock for each share of Company $3.50 Preferred Stock, (iii) 3,321,628 shares of Company Common Stock upon exercise of then outstanding options or in respect of outstanding restricted stock or restricted or deferred stock units under the Company's stock option plans (the "Company Plans"), (iv) 1,077,906 shares of Company Common Stock in respect of future grants of options, restricted stock or restricted or deferred stock units which may be made pursuant to the Company Plans, and (v) as of December 11, 1994, 7,500,000 shares of Company Common Stock issuable upon exercise by Parent of the Stock Option Agreement. Since December 9, 1994, the

Company has not issued any shares of its capital stock, except for issuances of Company Common Stock upon the exercise of options or vesting of restricted stock or deferred stock unit awards granted under the Company Plans which were outstanding on December 9, 1994 and upon conversion of shares of Company Preferred Stock, and has not repurchased, redeemed or otherwise retired any shares of its capital stock other than (i) pursuant to Section 14.07 of the Lease Agreement, dated September 1, 1993, between Corpus Christi Transmission Company, a general partnership, and Corpus Christi Industrial Pipeline Company, a general partnership, as lessor, and Corpus Christi Natural Gas Company, as lessee (the "Corpus Christi Lease"), or (ii) in connection with tax withholding features under the Company Plans. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the Company Plans, upon conversion of Company Preferred Stock or upon exercise of the Stock Option Agreement will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote under ordi-nary circumstances (or convertible into securities having such right to vote) ("Voting Debt") of the Company or any of its Subsidiaries are issued or outstanding. Except as set forth above and on Section 4.2 of the Disclosure Schedule delivered by the Company to Parent pursuant to this Agreement (the "Company Disclosure Schedule"), as of the date of this Agreement, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, the Company or of any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or such other right, agreement or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, other than (i) pursuant to the Stock Option Agreement,

(ii) pursuant to the Corpus Christi Lease, (iii) in connection with tax withholding features under the Company Plans, (iv) forfeitures of restricted stock in accordance with its terms, and (v) in connection with the "change of control" put provisions of the Company Preferred Stock and the preferred stock of TGPL (the "Subsidiary Preferred Stock"). Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights in respect thereto, and, except as set forth on Section 4.2 of the Company Disclosure Schedule, such shares are owned by the Company or by a Subsidiary of the Company free and clear of any lien, claim, option, charge, security interest, limitation on voting rights and encumbrance of any kind, except as would not have a material adverse effect on the Company and its Subsidiaries.

          Section 4.3  Authority.  The Company has the requisite corporate power
                       ---------
and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Company Common Stock. The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Company Common Stock, and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by the Company and, assuming this Agreement and the Stock Option Agreement, as the case may be, constitutes a valid and binding obligation of Parent and Sub, as the case may be, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          Section 4.4  Consents and Approvals; No Violations.
                       -------------------------------------

          (a) Except as set forth on Section 4.4 of the Company Disclosure Schedule and except for filings, permits, authorizations, notices, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), the Trust Indenture Act of 1939, as amended (the "TIA"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the DGCL, certain state takeover statutes, state securities or blue sky laws, and state environmental laws, neither the execution, delivery or performance of this Agreement or the Stock Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby and compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws or comparable organizational documents of the Company or any Material Company Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental

Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not prevent consummation of the Offer or the Merger in any material respect and would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clauses (iii) and (iv), for violations, breaches, defaults or other occurrences which would not prevent consummation of the Offer or the Merger in any material respect and would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

          (b) Except as disclosed in the Company SEC Documents (as defined in Section 4.5) filed prior to the date of this Agreement or as set forth on
Section 4.4 of the Company Disclosure Schedule, to the best knowledge of the Company, neither the Company nor any of its Subsidiaries is in default under or in violation of (i) any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries or by which any of them or any of their properties or assets may be bound or (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, except in each case for any such defaults or violations which would not have a material adverse effect on the Company and its Subsidiaries.

          (c) To the best knowledge of the Company, except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth on Section 4.4 of the Company Disclosure Schedule, the

Company and its Subsidiaries are in compliance with all applicable statutes, ordinances, rules and regulations of any Governmental Entity relating to environmental matters, and the Company is not aware of circumstances, which establish a likely basis for a contingent liability, or a likely basis for the assertion of any such liability, relating to any environmental matters against the Company or any of its Subsidiaries, including the discharge, disposal, treatment, storage, accumulation, transport, release, potential release, leakage, spillage or other actions by the Company or any of its Subsidiaries or any third party for whom the Company or any of its Subsidiaries is responsible with respect to hazardous waste, toxic substances, hazardous substances or other pollutants or contaminants, except for any such failures to comply or circumstances which have not had and since December 31, 1993 would not have a material adverse effect on the Company and its Subsidiaries.

          Section 4.5  SEC Reports and Financial Statements.  Since January 1,
                       ------------------------------------
1991, the Company has filed with the SEC all forms, reports and documents required to be filed by it under the Exchange Act or the Securities Act, and has heretofore made available to Parent true and complete copies of all such forms, reports and documents (as they have been amended since the time of their fil-ing, collectively, the "Company SEC Documents"). The Company SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by the Company with the SEC after the date of this Agreement, (a) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal audit adjustments) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the Company SEC Documents or as otherwise disclosed in the Company SEC Documents, in each case filed prior to the date of this Agreement, or as set forth on Section 4.5 of the Company Disclosure Schedule, to the best knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries had any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) material to the Company and its Subsidiaries, other than liabilities incurred in the ordinary course of business consistent with past practice.

          Section 4.6  Information in Disclosure Documents and Registration
                       ----------------------------------------------------
Statement.
- ---------

               (a) Neither the Schedule 14D-9 nor any of the information supplied by the Company and any of its Subsidiaries specifically for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9 or the Offer Documents are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which there was made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

               (b) None of the information supplied or to be supplied by the Company from time to time in writing specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock (and attached Parent Rights) and, if required, Parent New Preferred Stock in the Merger or to holders of Company Stock Options (as defined in Section 6.10(b)) (the "S-4") will, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (c) The proxy or information statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (as it may be amended from time to time, the "Proxy Statement") will not, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed with the SEC by the Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

               (d) Notwithstanding the foregoing, the Company makes no representation with respect to statements made in any of the foregoing documents based on information supplied by Parent or Sub specifically for inclusion therein.

          Section 4.7  Litigation.  Except as disclosed in the Company SEC
                       ----------
Documents filed prior to the date of this Agreement or in Section 4.7 of the Company Disclosure Schedule, there is as of the date hereof no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Entity which, individually or in the aggregate, would have a material adverse effect on the Company and its Subsidiaries or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or by the Stock Option Agreement. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on the Company and its Subsidiaries or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or by the Stock Option Agreement.

          Section 4.8  No Material Adverse Change; Material Agreements.  Except
                       -----------------------------------------------
as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth on Section 4.8 of the Company Disclosure Schedule, (i) since December 31, 1993, there has not been any action which would be prohibited under Section 6.1 were it to occur after the date of this Agreement or any material adverse change in the assets, business, results of operations or financial condition of the Company and its Subsidiaries, other than changes arising from general economic or industry conditions, and (ii) as of the date of this Agreement, neither the Company nor any of its

Subsidiaries has become a party to any agreement or amendment to an existing agreement which would be required to be filed by the Company as an exhibit to its next Annual Report on Form l0-K. Except as set forth on Section 4.8 of the Company Disclosure Schedule, the transactions contemplated by this Agreement or the Stock Option Agreement or both will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, or accelerate vesting or repurchase rights under the terms, conditions or provisions of any (i) note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries; provided, however, that the foregoing exception will not be applicable to any (i) note, bond, mortgage, indenture, contract, agreement or other instrument or obligation relating to indebtedness for borrowed money of the Company or any of its Subsidiaries with an outstanding principal amount of less than

$5,000,000 or (ii) employment, compensation, termination or severance agreement, or other instrument or obligation of the Company or any of its Subsidiaries.
The total amounts payable to the executives identified on Section 4.8 of the Company Disclosure Schedule, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (excluding any cash-out or acceleration of options and restricted stock but including any "gross-up" payments with respect thereto), based on compensation data applicable as of the date hereof, calculated assuming effective tax rates of 39.6%, and including, without limitation, amounts payable pursuant to Termination Agreements, Severance Agreements and the Senior Executive Special Bonus and Retention Plan and any "gross-up" payments, will not exceed the amount set forth on such schedule.

          Section 4.9  Taxes.
                       -----

               (a) The Company and each of its Subsidiaries has duly filed all federal, state, local and foreign income Tax Returns (as defined in Section 4.9(b)) required to be filed by it, and all other material Tax Returns required to be filed by it, and all other material Tax Returns required to be filed by it except in the case of such other Tax Returns where the failure to so file will not have a material adverse effect on the

Company and its Subsidiaries, and except as set forth in Section 4.9 of the Company Disclosure Schedule the Company, in all material respects, has duly paid or caused to be paid all Taxes (as defined in Section 4.9(b)) shown to be due on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. Section 4.9 of the Company Disclosure Schedule lists the periods through which the Tax Returns required to be filed by the Company have been examined by the Internal Revenue Service (the "IRS") or other appropriate taxing authority, or the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired. Except as set forth on Section 4.9 of the Company Disclosure Schedule, all material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company's financial statements, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on the Company and its Subsidiaries, other than those heretofore paid or provided for in the Company's Financial statements. Except as set forth on
Section 4.9 of the Company Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(2) of the Code) owned by the Company or any of its Subsidiaries. Except as set forth on Section
4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Except as set forth on Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes, or (ii) is a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.

               (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

          Section 4.10  Opinion of Financial Advisor.  The Company has received
                        ----------------------------
the opinion of Merrill Lynch & Co., its financial advisor, to the effect that, as of December 11, 1994, the consideration to be received in the Offer and the Merger, taken as a whole, by the Company's stockholders is fair to the Company's stockholders from a financial point of view.

          Section 4.11  Company Rights Agreement.  Assuming the accuracy of the
                        ------------------------
representation contained in Section 5.10 (without giving effect to the knowledge qualification thereof), none of the transactions contemplated in this Agreement or the Stock Option Agreement or both will result in a "Distribution Date" as defined in the Company Rights Agreement, other than an exercise of the Stock Option Agreement following which Parent beneficially owns 20% or more of the outstanding shares of Company Common Stock.

          Section 4.12  DGCL Section 203.  Assuming the accuracy of Parent's
                        ----------------
representation contained in Section 5.10 (without giving effect to the knowledge qualification thereof), the Board of Directors of the Company has approved the transaction to be effected in accordance with this Agreement and the Stock Option Agreement, which will result in Parent becoming an "interested stockholder" within the meaning of paragraph (a)(1) of Section 203 of the DGCL.

          Section 4.13  Change in Control Provisions.  Other than as set forth
                        ----------------------------
on Section 4.13 of the Company Disclosure Schedule, the Board of Directors of the Company has taken all actions necessary to render inoperative to the Offer, the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement the redemption rights afforded to the holders of the Company Preferred Stock and the Subsidiary Preferred Stock or to the holders of or trustees under indentures relating to indebtedness of the Company or any of its subsidiaries in the event of a "change in control" as defined in the respective Certificates of Designa-tions, Preferences and Rights governing the Company Preferred Stock and the Subsidiary Preferred Stock or in the related indentures or other debt agreements, as the case may be.

          Section 4.14  Vote Required.  The affirmative vote of the holders of a
                        -------------
majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the transactions contemplated hereby or by the Stock Option Agreement. Assuming the accuracy of Parent's representations contained in Section 5.10 (without giving effect to the knowledge qualification thereof), the Board of Directors of the Company has taken all action necessary to render inoperative to the Offer, the Merger and the other transactions contemplated by this Agreement and by the Stock Option Agreement the voting requirements of Article EIGHTH of the Company's Restated Certificate of Incorporation.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub represent and warrant to the Company as follows:

          Section 5.1  Organization.
                       ------------

               (a) Each of Parent and each Material Parent Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and each Material Parent Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries.

               (b) Each of Northwest Pipeline Corporation, Williams Natural Gas Company, Williams Field Services Group, Inc., Williams Pipe Line Company and WilTel

Communications Systems, Inc. is referred to herein as a "Material Parent Subsidiary."

               (c) Parent has heretofore made available to the Company a complete and correct copy of the charter and by-laws or comparable organizational documents, each as amended to date, of Parent and each Material Parent Subsidiary. Such charters, by-laws and comparable organizational documents are in full force and effect. Neither Parent nor any Material Parent Subsidiary is in violation of any provision of its charter, by-laws or comparable organizational documents, except for such violations that would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries.

          Section 5.2  Capitalization.  As of the date of this Agreement, the
                       --------------
authorized capital stock of Parent consists of (i) 240,000,000 shares of Parent Common Stock of which, as of September 30, 1994, 100,904,625 shares were issued and outstanding (excluding 3,442,189 shares then held by WTG Holdings, Inc., a wholly-owned subsidiary of Parent), and (ii) 30,000,000 shares of preferred stock, $1.00 per share (the "Parent Preferred Stock", which term, as the context requires, includes the Parent New Preferred stock), of Parent of which, as of September 30, 1994, 4,000,000 shares of Parent's $2.21 Cumulative

Preferred Stock were issued and outstanding. As of September 30, 1994, 400,000 shares of Parent Preferred Stock were reserved for issuance in accordance with the Amended and Restated Rights Agreement, dated as of July 12, 1988, by and between Parent and First Chicago Trust Company of New York (collectively, the "Parent Rights Agreement"), pursuant to which Parent has issued rights (the "Parent Rights") to purchase shares of Parent Preferred Stock, with each share of Parent Common Stock having one-half attached Parent Right. Also as of September 30, 1994, Parent had reserved for issuance (i) 2,838,491 shares of Parent Common Stock upon exercise of then outstanding options or in respect of then outstanding deferred stock awards under Parent's employee benefit plans (the "Parent Plans"), (ii) 3,208,171 shares of Parent Common Stock in respect of future purchases or awards under the Parent Plans, and (iii) shares of Parent capital stock (which could include shares of Parent Common Stock, Parent Preferred Stock or both) with an initial offering price not to exceed $400,000,000. Since September 30, 1994, Parent has not issued any shares of its capital stock, except for issuances of Parent Common Stock under the Parent Plans, and Parent and its Subsidiaries have not repurchased, redeemed or otherwise retired any shares of its capital stock, other than 406,112 shares of Parent Common Stock and 258,800 shares of Parent Preferred Stock acquired by Parent and 9,941,788 shares of Parent Common Stock acquired by WTG Holdings, Inc. (in each case as of November 30, 1994) in the open market. No shares of Parent Common Stock or Parent Preferred Stock have been acquired by Parent or its subsidiaries during the period commencing December 1, 1994 through the date hereof. All the outstanding shares of Parent's capital stock are, and all shares of Parent Common Stock and Parent New Preferred Stock which are to be issued pursuant to the Merger will be, when issued in exchange for shares of Company Common Stock and Company Preferred Stock in accordance with the respective terms thereof and the provisions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto. Parent has reserved and will keep available for issuance a number of authorized but unissued shares of Parent Common Stock and Parent New Preferred Stock equal to the maximum number of shares of Parent Common Stock and Parent New Preferred Stock that may become issuable pursuant to the Merger and, following the Merger, upon conversion of the shares of Parent New Preferred Stock into Parent Common Stock, in each case in accordance with conversion rates as in effect as of the date hereof. As of the date of this Agreement, no Voting Debt of Parent or any of its Subsidiaries is issued or outstanding. As of the date of this Agreement, except as indicated herein, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, Parent or of any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares as are owned by Parent or by a Subsidiary of Parent are free and clear of any lien, claim, option, charge, security interest, limitation on voting rights and encumbrance of any kind, except as would not have a material adverse effect on Parent and its Subsidiaries. As of the date of this Agreement, the authorized capital stock of Sub consists of 100 shares of Common Stock, par value $.0l per share, all of which are validly issued, fully paid and nonassessable and are owned by Parent.

          Section 5.3  Authority.  Parent and Sub each have the requisite
                       ---------
corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Stock Option Agreement by each of Parent and Sub and the consummation by Sub of the Merger and by Parent and Sub of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub (including stockholder action) are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated, other than the filing and recordation of the Certificate of Merger and Certificates of Designation, Preferences and Rights with respect to the Parent New

Preferred Stock with the Secretary of State of the State of Delaware. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by each of Parent and Sub and, assuming each of this Agreement and the Stock Option Agreement, as the case may be, constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms.

          Section 5.4  Consents and Approvals; No Violations.
                       -------------------------------------
               (a) Except for filings, permits, authorizations, notices, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the TIA, the HSR Act, the DGCL, certain state takeover statutes, state securities or blue sky laws, and state environmental laws, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws or comparable organizational documents of Parent or any Material Parent Subsidiary,

(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not prevent consummation of the Merger in any material respect and would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, except, in the case of clauses (iii) and (iv), for violations, breaches, defaults or other occurrences which would not prevent consummation of the Merger in any material respect and would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries.

               (b) Except as disclosed in the Parent SEC Documents (as defined in Section 5.5) filed prior to the date of this Agreement, to the best knowledge of Parent, neither Parent nor any Material Parent Subsidiary is in default under or in violation of (i) any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries or by which any of them or any of their properties or assets may be bound or (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, except in each case for any such defaults or violations which have not had and are not likely to have a material adverse effect on Parent and its Subsidiaries.

               (c) To the best knowledge of Parent, except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, Parent and its Subsidiaries are in compliance with all applicable statutes, ordinances, rules and regulations of any Governmental Entity relating to environmental matters, and Parent is not aware of circumstances which establish a likely basis for a contingent liability, or a likely basis for the assertion of any such liability, relating to any environmental matters, against Parent or any of its Subsidiaries including the discharge, disposal, treatment, storage, accumulation, transport, release, potential release, leakage, spillage or other actions by Parent or any of its Subsidiaries or any third party for whom Parent or any of its Subsidiaries is responsible with respect to hazardous waste, toxic substances, hazardous substances or other pollutants or contaminants, except for any such failures to comply or circumstances which have not had since December 31, 1993 and would not have a material adverse effect on Parent and its Subsidiaries.

          Section 5.5  SEC Reports and Financial Statements.  Since January 1,
                       ------------------------------------
1991, Parent has filed with the SEC all forms, reports and other documents required to be filed by it under the Exchange Act or the Securities Act and has heretofore made available to the Company true and complete copies of all such forms, reports and documents (as they have been amended since the time of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by Parent with the SEC after the date of this Agreement, (a) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. The financial statements of Parent included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal audit adjustments) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as reflected, reserved against or otherwise disclosed in the financial statements of Parent included in the Parent SEC Documents or as otherwise disclosed in the Parent SEC Documents, in each case filed prior to the date of this Agreement, to the best knowledge of Parent, as of the date hereof, neither Parent nor any of its Subsidiaries had any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) material to Parent and its Subsidiaries, other than liabilities incurred in the ordinary course of business consistent with past practice.

          Section 5.6  Information in Disclosure Documents and Registration
                       ----------------------------------------------------
Statement.
- ---------

               (a) None of the Offer Documents nor any of the information supplied by Parent or any of its Subsidiaries specifically for inclusion in the
Schedule 14D-9 will, at the respective times the Offer Documents (including any amendments or supplements thereto) or the Schedule 14D-9 are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will comply as to form in all material respects with the applicable requirements of the

Exchange Act and the applicable rules and regulations thereunder.

               (b) The S-4 will not, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The S-4 will, when filed with the SEC by Parent, comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

               (c) None of the information supplied by Parent or Sub from time to time in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               (d) Notwithstanding the foregoing, Parent and Sub make no representation with respect to statements made in any of the foregoing documents based on infor-mation supplied by the Company specifically for inclusion therein.

          Section 5.7  Litigation.  Except as disclosed in the Parent SEC
                       ----------
Documents filed prior to the date of this Agreement, there is as of the date hereof no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Entity which, individually or in the aggregate, would have a material adverse effect on Parent and its Subsidiaries or a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on Parent and its Subsidiaries or a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated hereby.

          Section 5.8  No Material Adverse Change; Material Agreements.  Except
                       -----------------------------------------------
as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, (i) since December 31, 1993, there has not been any action which would be prohibited under Section 6.2 were it to occur after the date of this Agreement or any material adverse change in the assets, business, results of operations or financial condition of Parent and its Subsidiaries, other than changes arising from general economic or industry conditions, and (ii) as of the date of this Agreement, neither Parent nor any of its Subsidiaries has become a party to any agreement or amendment to an existing agreement which would be required to be filed by Parent as an exhibit to its next Annual Report on Form 10-K. The transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, or accelerate vesting or repurchase rights under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries; provided, however, that the foregoing exception will not be applicable to any (i) note, bond, mortgage, indenture, contract, agree-ment or other instrument or obligation relating to indebtedness for borrowed money of Parent or any of its Subsidiaries with an outstanding principal amount of less than $5,000,000 or (ii) employment, compensation, termination or severance agreement, contract or other obligation of Parent or any of its Subsidiaries.

          Section 5.9  Taxes.  Parent and each of its Subsidiaries has duly
                       -----
filed all federal, state, local and foreign income Tax Returns required to be filed by it, and all other material Tax Returns required to be filed by it, except in the case of such other Tax Returns where the failure to file will not have a material adverse effect on Parent and its Subsidiaries, and Parent, in all material respects, has duly paid or caused to be paid all Taxes shown to be due on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in Parent's financial statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. Section 5.9 of the Disclosure Schedule delivered by Parent to the Company pursuant to this Agreement (the "Parent Disclosure Schedule") lists the taxable periods through which the income Tax Returns required to be filed by Parent have been examined by the IRS or other appropriate tax authority, or the period during which any assessments may be made by the IRS or other tax authority has expired. All material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in Parent's financial statements and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on Parent and its Subsidiaries, other than those heretofore paid or provided for in Parent's financial statements. Except as set forth on Section 5.9 of the Parent Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any income Tax Return of Parent or its Subsidiaries.

          Section 5.10  Parent Not an Interested Stockholder or an Acquiring
                        ----------------------------------------------------
Person.  As of the date of this Agreement, neither Parent nor, to the best
- ------
knowledge of Parent, any of its affiliates is an "Interested Stockholder" as such term is defined in Section 203 of the DGCL, or an "Acquiring Person" as such term is defined in the Company Rights Agreement.

          Section 5.11  Interim Operations of Sub.  Sub was formed solely for
                        -------------------------
the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          Section 5.12  Financing.  Parent and Sub have, or will obtain on a
                        ---------
timely basis, all of the funds necessary to consummate the Offer and the Merger.

          Section 5.13  Purchase of Option Shares.  The Purchaser will acquire
                        -------------------------
any shares of Company Common Stock pursuant to the Stock Option Agreement for its own account and not with a view to distribution thereof.

                                   ARTICLE VI

                                   COVENANTS

          Section 6.1  Conduct of Business of the Company.  Except as
                       ----------------------------------
contemplated by this Agreement or with the prior written consent of Parent, which consent is hereby given with respect to actions described in Section 6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use all reasonable efforts, and will cause each of its

Subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with licensors, licensees, customers, suppliers, employees and any others having business dealings with it, in each case in all material respects. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent, not to be unreasonably withheld:

               (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents or to the Company Rights Agreement;

               (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of Company Common Stock (and attached Company Rights) upon the exercise of stock options or vesting of restricted or deferred stock unit awards outstanding on the date of this Agreement or upon conversion of Company Preferred Stock, in each case in accordance with their present terms;

               (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that (i) the Company may continue to pay regular dividends on the Company Common Stock and Company Preferred Stock consistent with past practice, (ii) TGPL may continue to pay regular dividends and make annual sinking fund payments on its cumulative first preferred stock consistent with past practice and (iii) any wholly owned Subsidiary of the Company may pay dividends and make distributions to the Company or any of the Company's wholly owned Subsidiaries;

               (d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, other than pursuant to the Corpus Christi Lease or in connection with tax withholding features under the Company Plans;

               (e) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its Subsidiaries may incur or pre-pay debt in the ordinary course of business consistent with past practice or the cash forecasts disclosure on Schedule 6.1 of the Company Disclosure Schedule under existing lines of credit and may repurchase any of the Company's 11 1/4% Notes due 1999 (the "Company Notes") in a manner consistent with the provisions of Section 6.18, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned Subsidiary and the Company or another wholly owned Subsidiary;

               (f) settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated hereby;

               (g) except for (i) increases in salary, wages and benefits of employees of the Company or its

Subsidiaries (other than executive or corporate officers of the Company) in accordance with past practice, (ii) increases in salary, wages and benefits granted to employees of the Company or its Subsidiaries (other than executive or corporate officers of the Company) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements, (iii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, and (iv) the consummation of the pending merger of the Company's Tran$tock Employee Stock Ownership Plan with the Company's Thrift Plan, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, the granting of, or waiver of performance or other vesting criteria under, stock options, stock appreciation rights, shares of restricted stock or deferred stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other key employee of the Company or any of its Subsidiaries or establish, adopt, enter into, terminate or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except to the extent such termination or amendment is required by applicable law; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

               (h) except as set forth in Section 6.1 of the Company Disclosure Schedule, acquire, sell, lease or dispose of any assets or securities which are material to the Company and its Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary and the Company or another wholly owned Subsidiary;

               (i) (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (including any insurance policy) or other right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or its Subsidiaries, other than in each case in a manner in the ordinary course of business consistent with past practice or which is not material to the business of the Company and its Subsidiaries;

          (j) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Company and its Subsidiaries;

          (k) change any of the accounting principles or practices used by it except as required by the SEC, the Financial Accounting Standards Board or the Federal Energy Regulatory Commission under the Uniform System of Accounts; or

          (l) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

          Section 6.2  Conduct of Business of Parent.  Except as contemplated by
                       -----------------------------
this Agreement, Parent will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of the Company, not to be unreasonably withheld:

          (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents;

          (b) except for issuances of capital stock of Parent's Subsidiaries to Parent or a wholly-owned Subsidiary of Parent and except as set forth on Section
6.2 of the Parent Disclosure Schedule, issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of Parent Common Stock upon the exercise of stock options or vesting of deferred stock awards outstanding on the date of this Agreement in accordance with their present terms;

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that (i) Parent may continue to pay regular cash dividends on the Parent Common Stock and the Parent Preferred Stock and (ii) any Subsidiary of Parent may pay dividends or make distributions;

          (d) other than purchases pursuant to its existing program to repurchase shares of Parent Common Stock for an aggregate purchase price of up to $800,000,000 and shares of Parent Preferred Stock for an aggregate purchase price of up to $100,000,000 (under which approximately $406.8 million and $6.4 million, respectively, of purchases have been made as of the date hereof) and in connection with the exercise of options under the Parent Plans, adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock;

          (e) except as set forth on Section 6.2 of the Parent Disclosure Schedule, acquire, sell, lease or dispose of any assets or securities which are material to Parent and its Subsidiaries, or enter into any commitment to do any of the foregoing other than transactions between a wholly owned Subsidiary and Parent or another wholly owned Subsidiary;

          (f) settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated hereby;

          (g) change any of the accounting principles or practices used by it except as required by the SEC, the Financial Accounting Standards Board or the Federal Energy Regulatory Commission under the Uniform Systems of Accounts; or

          (h) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

          Section 6.3   Reasonable Best Efforts.  Subject to the terms and
                        -----------------------
conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, in each case consistent with the fiduciary duties of their respective Boards of Directors as advised by counsel, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or the Stock Option Agreement, including (i) the prompt preparation and filing with the SEC of the S-4 and the Proxy Statement, (ii) such actions as may be required to have the S-4 declared effective under the Securities Act and the Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, and
(iii) such actions as may be required to be taken under applicable state securities or blue sky laws in connection with the issuance of shares of Parent Common Stock (and the attached Parent Rights) and Parent New Preferred Stock contemplated hereby. Each party will promptly consult with the other with respect to, provide any neces-sary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or any of their respective Subsidiaries, or any of their respective officers or directors, should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment or supplement to the S-4 or the Proxy Statement, the discovering party will promptly inform the other party of such event or circumstance.

          Section 6.4  Letter of the Company's Accountants.  Following receipt
                       -----------------------------------
by Arthur Andersen LLP, the Company's independent auditors, of an appropriate request from Parent pursuant to Statement on Auditing Standards ("SAS") No. 72, the Company will use its reasonable best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, dated a date within two business days before the date on which the S-4 will become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4, which letter will be brought down to the Effective Time.

          Section 6.5  Letter of Parent's Accountants.  Following receipt by
                       ------------------------------
Ernst & Young, LLP, Parent's independent auditors, of an appropriate request from the Company pursuant to SAS No. 72, Parent will use its reasonable best efforts to cause to be delivered to the Company a letter of Ernst & Young, LLP., dated a date within two business days before the date on which the S-4 will become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4, which letter will be brought down to the Effective Time.

          Section 6.6  Access to Information.  Upon reasonable notice, the
                       ---------------------
Company and Parent will each (and will cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, facilities, books, contracts, commitments and records and other information as reasonably requested by such party and, during such period, each of the Company and Parent will (and will cause each of their respective Subsidiaries to) furnish promptly to the other
(a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of United States federal securities laws or regulations, and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence in accordance with the terms of the Confidentiality Agreement, dated October 10, 1994, between Parent and the Company (the "Confidentiality Agreement"), and in the event of termination of this Agreement for any reason each party will promptly comply with the terms of the Confidentiality Agreement.

          Section 6.7  Company Stockholders Meeting.  The Company will call a
                       ----------------------------
meeting of its stockholders for the purpose of voting upon this Agreement (insofar as it relates to the Merger), the Merger and related matters and use its reasonable best efforts to hold such meeting as soon as practicable following consummation of the Offer. The Company will, through its Board of Directors, recommend to its stockholders approval of such matters; provided, however, that nothing contained in this Section 6.7 will require the Board of Directors of the Company to take any action or refrain from taking any action which the Board determines in good faith with advice of counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law. Parent agrees to cause all shares of Company Common Stock acquired by it pursuant to the Offer or pursuant to the Stock Option Agreement or both to be represented at such meeting of the Company's stockholders and to be voted at such meeting in favor of the approval and adoption of this Agreement (insofar as it relates to the Merger) and the Merger and the other transactions contemplated hereby.

          Section 6.8  Stock Exchange Listing.  Parent will use its reasonable
                       ----------------------
best efforts to cause (a) the Parent Common Stock (and attached Parent Rights) to be issued in the Merger to be approved for listing on the NYSE and (b) the Parent $4.75 Preferred Stock to be issued in the Merger to be approved for listing on the NYSE or for trading on the NASDAQ National Market System, in each such case not later than the Effective Time, subject to official notice of issuance.

          Section 6.9  Company Plans.
                       -------------

          (a) On or prior to the Effective Time, the Company and its Board of Directors (or a committee thereof) will take all action necessary to implement the provisions contained in Sections 6.9(b) and 6.9(c).

          (b) Except as otherwise agreed with individual option holders, at the Effective Time, (i) each then outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Plans, whether vested or unvested, will become fully exercisable and vested, (ii) each Company Stock Option which is then outstanding will be cancelled and (iii) in consideration of such cancellation, at the election of the option holder, which may be allocated to either or both elections, (x) the Company will pay to such holders of Company Stock Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Per Share Amount over the respective exercise price thereof and (B) the number of shares of Company Common Stock subject thereto, respectively, or (y) Parent will issue an option described in Section 6.9(c) or 6.9(d), as applicable (a "Replacement Option").

          (c) The Replacement Option with respect to each Company Stock Option, the exercise price for which exceeds $35 per share, will be an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option (except that it will be subject to a vesting period ending on the first anniversary of the Effective Time), (A) an amount in cash equal to the product of $10.50 times the number of shares of Company Common Stock purchasable under such Company Stock Option immediately prior to the Effective Time and (B) the number of shares of Parent Common Stock equal to the product of .25 and the number of shares of Company Common Stock purchasable under such Company Stock Option immediately prior to the Effective Time. Parent will cause such options to continue to vest and to remain exercisable following the termination of the option holder's employment with Parent and its affiliates in accordance with its past practice relative to Parent's current employees; provided, that with respect to any Current Employee
                            --------
whose employment with Parent or its affiliates is terminated other than voluntarily by the employee or involuntarily for cause or as a result of retirement, Parent will cause such options to continue to vest until the earlier of (i) six months following such termination and (ii) the end of the term of such Option, as in effect immediately before such termination. All of the foregoing payments and issuances of shares in connection with such cancellations will be made either net of applicable withholding taxes or upon payment of required withholding taxes by the option holders.

          (d) The Replacement Option with respect to each Company Stock Option, the exercise price for which is less than or equal to $35 per share, will be an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (A) the aggregate exercise price for the shares of Company Common Stock deemed otherwise purchasable pursuant to such Company Stock Option divided by (B) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option. All of the foregoing payments and issuances of shares in connection with such cancellations will be made either net of applicable withholding taxes or upon payment of required withholding taxes by the optionholders.

          (e) Except as provided herein or as otherwise agreed to by the parties, and to the extent permitted by the Company Plans, (i) the Company Plans will terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries will be deleted as of the Effective Time and

(ii) the Company will use all reasonable efforts to ensure that following the Effective Time no holder of Company Stock Options or any participant in the Company Plans or any other plans, programs or arrangements will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

          (f) The Company will use reasonable efforts to obtain an agreement substantially in the form attached to Section 6.9(f) of the Company Disclosure Schedule on or prior to the date of commencement of the Offer with the employee identified on such Schedule.

          Section 6.10  Other Employee Benefit Plans.
                        ----------------------------

          (a) Except as otherwise contemplated by this Agreement, the employee benefit plans (as defined in Section 3(3) of ERISA) and other employee plans, programs and policies other than salary (collectively, the "Employee Benefit Plans") of the Company and its Subsidiaries in effect at the date of this Agreement will, to the extent practicable, remain in effect until otherwise determined after the Effective Time and, to the extent such Employee Benefit Plans are not continued, Parent will maintain Employee Benefit Plans with respect to employees of the Company and its Subsidiaries which are no less favorable, in the aggregate, than the least favor-
able of: (i) those Employee Benefit Plans covering employees of Parent from time to time; (ii) those Employee Benefit Plans of the Company and its Subsidiaries that are in effect on the date of this Agreement other than the Tran$tock Plan; or (iii) Employee Benefit Plans that are reasonably competitive with respect to the industry in which the employer of the affected employees competes; provided, that in any event, until the first anniversary of the
          --------
Effective Time, the Surviving Corporation will provide individuals who are employees of the Company and its Subsidiaries as of the Effective Time ("Current Employees") with Employee Benefit Plans, other than a nonqualified, unfunded plan maintained primarily to provide deferred compensation benefits to a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, that are no less favorable in the aggregate than those provided to Current Employees by the Company and for its Subsidiaries immediately before the Closing Date. In the case of benefit plans which are continued and under which the employees' interests are based upon Company Common Stock, such interests will be based on Parent Common Stock in an equitable manner.

          (b) Without limiting the generality of Section 6.10(a), Parent will cause the Surviving Corpora-tion to (i) honor (A) in accordance with their terms all individual employment, severance, termination and indemnification agreements which by their express terms may not be unilaterally amended by the Company or any of its Subsidiaries and (B) without modification all other employee severance plans, policies, employment and severance agreements and indemnification arrangements of the Company or any of its Subsidiaries that are set forth in Section 6.10(b)(i) of the Company Disclosure Schedule as such plans, policies, or agreements are in effect on the date of this Agreement through the later of (1) December 31, 1995,
(2) the termination date specified in such document or (3) the date specified in
Section 6.10(b)(i) of the Company Disclosure Schedule, (ii) waive any limitations regarding pre-existing conditions of Current Employees and their eligible dependents under any welfare or other employee benefit plans of Parent and its affiliates in which they participate after the Effective Time (except to the extent that such limitations would have applied under the analogous plan of the Company and its subsidiaries immediately before the Effective Time), (iii) for all purposes under the post-retirement welfare benefit plans and policies of Parent and its affiliates, treat Current Employees in the same manner as similarly situated employees of Parent who were hired by Parent before January 1, 1992 in accordance with the terms of such plans and policies as then in effect, as any such plans and policies are modified by Parent or such affiliates from time to time, and (iv) for all other purposes under all Employee Benefit Plans applicable to employees of the Company and its subsidiaries, treat all service with the Company or any of its subsidiaries by Current Employees before the Closing as service with Parent and its Subsidiaries, except to the extent such treatment would result in duplication of benefits or would violate applicable law.

          (c) Except as otherwise agreed with individual restricted stockholders, at the Effective Time, each share of Company Common Stock which immediately prior to the Effective Time was subject to restrictions on transfer, whether vested or unvested, will become fully vested and freely transferable and will be exchanged for unrestricted shares of Parent Common Stock (with attached Parent Rights) pursuant to Section 3.1(d).

          (d) Parent will cause the Surviving Corporation or its successor by merger to continue in full force and effect for a period of not less than six years from the Effective Time the indemnification provisions contained in Article Eighth of the Third Restated Certificate of Incorporation attached as
Exhibit 2.4
hereto provided that, in the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim will continue until disposition of any and all such claims. For a period of six years after the Effective Time, Parent will, or will cause the Company to, provide directors' and officers' liability insurance having substantially the same terms and conditions and providing at least the same coverage and amounts as the directors' and officers' liability insurance maintained by the Company at the Effective Time for all directors and officers of the Company and its Subsidiaries, who served as such at or within one year prior to the Effective Time, provided that Parent will not be required to pay an annual premium for such insurance in excess of the last annual premium paid prior to the date hereof (but in such case will purchase as much coverage as possible for such amount).

          Section 6.11  Exclusivity.
                        -----------

          (a) Except as provided in Section 6.11(b), until the earlier of the termination of this Agreement pursuant to Section 8.1 or the purchase of shares of Company Common Stock pursuant to the Offer, the Company will not, nor will it permit its officers, directors, Subsidiaries, representatives or agents, directly or indirectly, to, do any of the following: (i) nego-
tiate, undertake, authorize, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction (other than the Offer and the Merger) involving any disposition or other change of ownership of a substantial portion of the Company's stock or assets (an "Acquisition Transaction"); (ii) solicit or initiate the submission of a proposal or offer in respect of, or engage in negotiations concerning, an Acquisition Transaction; or (iii) furnish or cause to be furnished to any corporation, partnership, person or other entity or group (other than the other party and its representatives) (a "Person") any non-public information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction; provided, nothing herein will
                                            --------
prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company will inform Parent by telephone within two business days of its receipt of any proposal or bid (including the terms thereof and the Person making such proposal or bid) in respect of any Acquisition Transaction.

          (b) Notwithstanding anything else contained in this Section 6.11, the Company and its offi-cers, directors, subsidiaries, representatives and agents may engage in discussions or negotiations with, and may furnish information to, a third party who, or representatives of a third party who, makes a written proposal with respect to an Acquisition Transaction if (i) the Company's Board of Directors determines in good faith after consultation with its financial advisors that such proposal may reasonably be expected to result in a transaction that is financially superior to the transactions contemplated by this Agreement, or (ii) the Board of Directors of the Company determines in good faith with advice of outside counsel that failure to do so could reasonably be expected to result in a breach of its fiduciary duties under applicable law. If the Company accepts a proposal for or otherwise engages in any Acquisition Transaction (other than the Offer or the Merger), it will promptly pay to Parent in reimbursement for Parent's expenses an amount in cash (not to exceed $15,000,000) equal to the aggregate amount of Parent's documented out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by this Agreement as certified in good faith by Parent and with reasonable detail.

          Section 6.12  Fees and Expenses.  Whether or not the Merger is
                        -----------------
consummated, all costs and expenses in-
curred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

          Section 6.13  Brokers or Finders.  Each of Parent and the Company
                        ------------------
represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement except Merrill Lynch & Co., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a copy of which has been provided to Parent, and Smith Barney Inc., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm, a copy of which has been provided to the Company, and each of Parent and the Company will indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other brokers' or finders' fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Subsidiary or affiliate.

          Section 6.14  Company Rights Agreement.  The Company will redeem the
                        ------------------------
Company Rights effective immediately prior to Parent's acceptance for payment of shares of Company Common Stock pursuant to the Offer and will not otherwise redeem the Company Rights, or amend or terminate the Company Rights Agreement, unless in each such case the Board determines in good faith with the advice of outside counsel that complying with any such covenant could reasonably be expected to result in a breach of its fiduciary duties under applicable law. The Company agrees that the Offer will provide, and require that tendering stockholders confirm, that Parent will be entitled to receive and retain the amounts paid in redemption of all Company Rights attached to shares of Company Common Stock acquired pursuant to the Offer.

          Section 6.15  Rule 145.  The Company will use its reasonable best
                        --------
efforts to cause all persons who, at the time of the meeting of the Company's stockholders to approve the Merger, may be deemed to be affiliates of the Company as that term is used in Rule 145 under the Securities Act and who will become the beneficial owners of Parent Common Stock (and attached Parent Rights) and Parent New Preferred Stock pursuant to the Merger to execute "affiliates' letters" in customary form prior to the Effective Time. Parent and the Surviving Corporation will use their reasonable efforts to comply with the provisions of Rule 144(c) under the Securities Act in order that such affiliates may resell such Parent Common Stock (and attached Parent Rights) and Parent New Preferred Stock pursuant to Rule 145(d) under the Securities Act.

          Section 6.16  Notification of Certain Matters.   The Company will give
                        -------------------------------
prompt notice to Parent, and Parent will give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section 6.16 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 6.17  Interim Company Preferred Stock Dividend.  The Company
                        ----------------------------------------
will declare a dividend on each
share of the Company Preferred Stock to holders of record of such shares as of the close of the business day next preceding the Effective Time in an amount equal to the product of (i) a fraction, (x) the numerator of which equals the number of days between the payment date with respect to the most recent regular dividend paid by the Company and the Effective Time and (y) the denominator of which equals 91 and (ii) the amount of the regular quarterly dividend paid by the Company on the relevant series of Company Preferred Stock.

          Section 6.18  Company Debt Agreements.  The Company will (a) promptly
                        -----------------------
seek agreement, on terms reasonably acceptable to Parent, of the banks party to the Company's revolving credit and letter of credit reimbursement agreements to
(i) amend such agreements to provide that the execution by the Company of this Agreement and the Stock Option Agreement and the purchase of shares of Company Common Stock pursuant to the Offer or the Stock Option Agreement do not constitute an event permitting the banks which are parties thereto to accelerate the amounts outstanding under such agreements or establish cash collateral accounts, (ii) amend such agreements to permit the consummation of the Merger, and (iii) waive the interest rate increase otherwise applicable by reason of such events, (b) select the latest notice and repurchase dates permitted under the indenture governing the Company Notes in respect of the "change of control" effected by consummation of the Offer and (c) in the event that such repurchase date occurs prior to the Merger, cooperate with Parent in arranging financing on terms reasonably acceptable to Parent to finance any required repurchase of Company Notes.

                                  ARTICLE VII
                                  CONDITIONS

          Section 7.1  Conditions to Each Party's Obligation To Effect the
                       ---------------------------------------------------
Merger.  The respective obligations of the parties to effect the Merger will be
- ------
subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a) Offer. Parent has accepted for purchase and paid for shares of Company Common Stock pursuant to the Offer; provided, that this condition will be deemed satisfied with respect to Parent if Parent will have failed to purchase shares of Company Common Stock pursuant to the Offer in violation of the terms of the Offer.

          (b) Stockholder Approval. This Agreement (insofar as it relates to the Merger) and the Merger have been approved and adopted by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Company Common Stock.

          (c) HSR Approval. Any waiting period under the HSR Act applicable to the Merger has expired or been terminated.

          (d) Registration Statement. The S-4 has become effective under the Securities Act and is not the subject of any stop order or proceeding seeking a stop order. Parent has received all material state securities or blue sky permits and other authorizations necessary to issue the shares of Parent Common Stock (and attached Parent Rights) and Parent New Preferred Stock pursuant to this Agreement.

          (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger is in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

          (f) Listing Matters. The Parent Common Stock (and the attached Parent Rights) has been approved for listing on the NYSE, subject to official notice of issuance.

          (g) No Action. No action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority is pending against the Company, Parent or Sub or any of their Subsidiaries challenging the validity or legality of the transactions contemplated by this Agreement other than actions, suits or proceedings as to which Parent had actual knowledge at the time of acceptance for payment of shares of Company Common Stock pursuant to the Offer or which, in the reasonable opinion of counsel to the party asserting such condition, do not have a substantial likelihood of resulting in a material adverse judgment.

          Section 7.2  Conditions of Obligations of Parent and Sub.  The
                       -------------------------------------------
obligations of Parent and Sub to effect the Merger are further subject to the Company not having failed to perform its material obligations required to be performed by it under Section 6.1 at or prior to the Closing Date, other than any such failures to perform as to which Parent had actual knowledge at the time of acceptance for payment of shares of Company Common Stock pursuant to the Offer.

          Section 7.3  Conditions of Obligations of the Company.  The obligation
                       ----------------------------------------
of the Company to effect the Merger is further subject to Parent and Sub not having failed to perform their material obligations required to be performed by them under Section 6.2 at or prior to the Closing Date, other than any such failures to perform as to which the Company had actual knowledge at the time of acceptance of payment for shares of Company Common Stock pursuant to the Offer.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

          Section 8.1  Termination.  This Agreement may be terminated at any
                       -----------
time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the
Company:

          (a) by mutual consent of Parent and the Company by action of their respective Boards of Directors (with any members of the Board of Directors of the Company who may hereafter be designated by Parent abstaining);

          (b) by the Company if (i) Parent fails to commence the Offer as provided in Section 1.1, (ii) the Offer expires or is terminated without any shares of Company Common Stock being purchased thereunder, or (iii) Parent fails to purchase validly tendered shares of Company Common Stock in violation of the terms and conditions of the Offer or this Agreement;

          (c) by Parent if, due to an occurrence which has made it reasonably impracticable to satisfy any of the conditions of the Offer set forth in Annex I hereto at any time prior to the 90th day following the commencement of the Offer, Parent (i) terminates the Offer or allows the Offer to expire without the purchase of any shares of Company Common Stock thereunder, unless such termination or expiration has been caused by or resulted from the failure of Parent to perform in any material respect any of its covenants and agreements contained in this Agreement or the Offer, or (ii) fails to pay for shares of Company Common Stock pursuant to the Offer within 90 days after the date hereof, unless such failure to pay for such shares is caused by or results from the failure of Parent to perform in any material respect any of its covenants or agreements contained in this Agreement or the Offer;

          (d) by either Parent or the Company if the Merger is not consummated before June 30, 1995 despite the good faith effort of such party to effect such consummation (unless solely by reason of the conditions provided for in Section 7.1(e), and 7.1(g) (in which case such date will be September 30, 1995) or the failure to so consummate the Merger by such date is due to the action or failure to act of the party seeking to termi-nate this Agreement, which action or failure to act constitutes a breach of this Agreement);

          (e) by either Parent or the Company if any court of competent jurisdiction has issued an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger, which injunction has become final and non-appealable;

          (f) prior to the expiration of the Offer, by Parent if the Company rescinds its redemption of the Company Rights and all other conditions to consummation of the Offer are satisfied, or the Board of Directors of the Company withdraws, amends or modifies in a manner adverse to Parent its favorable recommendation of the Offer or the Merger or promulgates any recommendation with respect to an Acquisition Transaction (including a determination to take no position) other than a recommendation to reject such Acquisition Transaction; or

          (g) prior to the expiration of the Offer, by the Company if (i) (A) any of the representations and warranties of Parent contained in this Agreement were incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect, or (B) there has been a material breach on the part of Parent in the covenants of Parent set forth herein, or any failure on the part of Parent to comply with its material obligations hereunder, or any other events or circumstances have occurred, such that, in any such case, Parent could not satisfy on or prior to June 30, 1995, any of the conditions to the Closing set forth in Sections 7.1 or 7.3, or (ii) the Company receives a written offer with respect to an Acquisition Transaction and the Board of Directors of the Company, after consulting with its outside counsel and financial advisor, determines in good faith that such Acquisition Transaction is more favorable to the Company's stockholders than the transactions contemplated by this Agreement and, not later than the time of such termination, the Company has paid the expense reimbursement required by Section 6.11(b).

          Section 8.2  Effect of Termination.  In the event of a termination of
                       ---------------------
this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, other than (a)(i) the provisions of the last sentence of
Section 6.11(b), which will survive for a period of one year from the date of any such termination if and only if (A) Parent has not received the payment pursuant to Section 6.11(b) and (B) such termination of this Agreement is pursuant to Section 8.1(b)(ii) by reason of the Minimum Condition having failed to be satisfied, Section 8.1(c) by reason of the failure to satisfy the conditions set forth in paragraph (e) or (f) of Annex I hereto, Section 8.1(f) or Section 8.1(g)(ii), (ii) Sections 6.12 and 6.13, and (iii) the last sentence of Section 6.6, and (b) to the extent that such termination results from the willful breach by a party hereto of any of its covenants or agreements set forth in this Agreement.

                                  ARTICLE IX
                                 MISCELLANEOUS

          Section 9.1  Nonsurvival of Representations and Warranties.  None of
                       ---------------------------------------------
the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time.

          Section 9.2  Amendment.  This Agreement may be amended by the parties
                       ---------
hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment will be made which by law requires further approval by such stockholders without such further approval. This Agree-ment may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.3  Extension; Waiver.  At any time prior to the Effective
                       -----------------
Time, the parties hereto, by action taken or authorized by the respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such.party.

          Section 9.4  Notices.  All notices and other communications hereunder
                       -------
will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

                        (a)  if to Parent or Sub, to
                             The Williams Companies, Inc.
                             One Williams Center
                             Tulsa, Oklahoma  74172
                             Attention:  Chief Executive Officer
                             Telecopy No.: (918) 588-2334

                             with a copy to

                             J. Furman Lewis
                             Senior Vice President
                               and General Counsel
                             One Williams Center
                             Tulsa, Oklahoma 74172
                             Telecopy No.: (918) 588-2334

                             and

                             Randall H. Doud
                             Skadden, Arps, Slate, Meagher & Flom
                             919 Third Avenue
                             New York, New York 10022
                             Telecopy No.: (212) 735-2000

                             and

                        (b)  if to the Company, to

                             Transco Energy Company
                             2800 Post Oak Boulevard, 21st Floor
                             Houston, Texas 77056
                             Attention:  Chief Executive Officer
                             Telecopy No.: (713) 439-4269


                             with a copy to

                             David E. Varner
                             Transco Energy Company
                             2800 Post Oak Boulevard
                             Houston, Texas 77056
                             Telecopy No:  (713) 439-4269

                             and

                             Eric S. Robinson
                             Wachtell, Lipton, Rosen & Katz
                             51 West 52nd Street
                             New York, New York 10019-6118
                             Telecopy No.: (212) 403-2000

          Section 9.5  Interpretation.  When a reference is made in this
                       --------------
Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or
interpretation of this Agreement.   Whenever the words "include," "includes" or
"including" are used in this Agreement they will be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, will be deemed to refer to December 12, 1994. References to "debt" in Sections 6.1(e) will not include accrued expenses or trade payables.

          Section 9.6  Counterparts.  This Agreement may be executed in two or
                       ------------
more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 9.7  Entire Agreement; No Third Party Beneficiaries.  This
                       ----------------------------------------------
Agreement (including the documents and the instruments referred to herein), the Stock Option Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) other than Sections 3.2 and 6.10(d), are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

          Section 9.8  Governing Law.  This Agreement will be governed and
                       -------------
construed in accordance with the laws of the State of Delaware applicable to contracts made, executed, delivered and performed wholly within the State of Delaware, without regard to any applicable conflicts of law. The Company, Parent and Subsidiary hereby (w) submit to the jurisdiction of any State and Federal courts sitting in Delaware with respect to matters arising out of or relating hereto, (x) agree that all claims with respect to such matters may be heard and determined in an action or proceeding in such Delaware State or Federal court and no other court, (y) waive the defense of an inconvenient forum, and (z) agree that a final judgment in any such action or proceeding will be conclu-sive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          Section 9.9  Specific Performance.  The parties hereto agree that if
                       --------------------
any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 9.10  Publicity.  Except as otherwise required by law or the
                        ---------
rules of the NYSE, for so long as this Agreement is in effect, neither the Company nor Parent will, or will permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without having consulted with the other party.

          Section 9.11  Assignment.  Neither this Agreement nor any of the
                        ----------
rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent incorporated under the laws of the State of Delaware. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 9.12  Validity.  The invalidity or unenforceability of any
                        --------
provision of this Agreement or the Stock Option Agreement will not affect the validity or enforceability of any other provisions hereof or thereof, which will remain in full force and effect.

          Section 9.13  Taxes.  Any liability arising out of the New York State
                        -----
Real Property Gains Tax and any other tax imposed by any domestic or foreign taxing authority with respect to the property of the Company due with respect to the Offer or the Merger will be borne by Parent and expressly will not be a liability of the stockholders of the Company.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                      THE WILLIAMS COMPANIES, INC.



                                      By: /s/ Keith E. Bailey
                                         --------------------------------
                                         Name:  Keith E. Bailey
                                         Title: Chairman, President &
                                                Chief Executive Officer


                                      WC ACQUISITION CORP.



                                      By: /s/ J. Furman Lewis
                                         --------------------------------
                                         Name:  J. Furman Lewis
                                         Title: Vice President, Assistant
                                                Secretary and Assistant
                                                Treasurer


                                      TRANSCO ENERGY COMPANY




                                      By: /s/ John P. DesBarres
                                         --------------------------------
                                         Name:  John P. DesBarres
                                         Title: Chairman of the Board,
                                                President and Chief
                                                Executive Officer

                                                          Exhibit 2.4



                  THIRD RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             TRANSCO ENERGY COMPANY


          Transco Energy Company, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is Transco Energy Company, and the name under which the corporation was originally incorporated is Transco Companies, Inc.

          2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 18, 1973. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 13, 1980. A Second Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 3, 1983.

          3. This Third Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL").

          4. The text of the Second Restated Certificate of Incorporation as amended, restated or supplemented heretofore and as hereby amended is hereby restated to read as herein set forth in full:

          FIRST:  The name of the Corporation is Transco Energy Company
          -----
(hereinafter the "Corporation").

          SECOND:  The address of the registered office of the Corporation in
          ------
the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

          THIRD:  The purpose of the Corporation is to engage in any lawful act
          -----
or activity for which a corporation may be organized under the GCL.

          FOURTH:  The total number of shares of stock which the Corporation
          ------
shall have authority to issue is 100 shares of Common Stock, each having a par value of $0.01.

          FIFTH:  The following provisions are inserted for the management of
          -----
the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modifi-cation with respect to acts or omissions occurring prior to such repeal or modification.

          (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

          SIXTH:  Meetings of stockholders may be held within or without the
          -----
State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          SEVENTH:  The Corporation reserves the right to amend, alter, change
          -------
or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          EIGHTH:  The following indemnification and other provisions shall be
          ------
in effect:

          (1) Subject to Section 3 of this Article EIGHTH, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful.

          (2) Subject to Section 3 of this Article EIGHTH, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

          (3) Any indemnification under this Article EIGHTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or
     Section 2 of this Article EIGHTH, as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith, without the necessity of authorization in the specific case.

          (4) For purposes of any determination under Section 3 of this Article EIGHTH, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person's conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant by an appraiser or other expert selected with reasonable care by the

     Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article EIGHTH, as the case may be.

          (5) Notwithstanding any contrary determination in the specific case under Section 3 of this Article EIGHTH, and notwithstanding the absence of any determination thereunder, any Director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article EIGHTH. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director, officer, employee or agent is proper in the circumstances because such person has met the applicable standards of conduct set forth in Sections 1 and 2 of this Article EIGHTH, as the case may be. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application.

          (6) Expenses by an officer or Director incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH.

          Such expenses incurred by other employees and agents shall be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

          (7) The indemnification and advancement of expenses provided by or granted pursuant to this Article EIGHTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, contract, vote of stockholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article EIGHTH shall be made to the fullest extent permitted by law. The provisions of this Article EIGHTH shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this Article EIGHTH but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware or otherwise.

          (8) The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article EIGHTH.

          (9) A. For purposes of this Article EIGHTH, reference to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article EIGHTH with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

               B. For purposes of this Article EIGHTH, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article EIGHTH.

          (10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          IN WITNESS WHEREOF, Transco Energy Corporation has caused this Third Restated Certificate of Incorporation to be signed by its ____________ and its ____________ and has caused its corporate seal to be hereunto affixed, this ____ day of _________, 1995.


                                TRANSCO ENERGY COMPANY


                                By
                                   ----------------------------

Attest:
       ------------------------

                                                     EXHIBIT 3.2(c)-1



                      FORM OF CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                     OF THE

                             CUMULATIVE CONVERTIBLE
                         PREFERRED STOCK, $4.75 SERIES
                                 ($1 Par Value)

                                       OF

                          THE WILLIAMS COMPANIES, INC.

                          ____________________________

                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware

                          ____________________________


          The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on _________ __, 1995, by the Board of Directors (the "Board") of The Williams Companies, Inc., a Delaware corporation (hereinafter called the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

               RESOLVED that pursuant to authority expressly granted to and vested in the Board by provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of Preferred Stock, par value $1 per share (the "Preferred Stock"), which shall consist of up to 2,990,000 of the _________ shares of Preferred Stock which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) are fixed as follows:

          (i) The designation of such series of the Preferred Stock authorized by this resolution shall be the $4.75 Cumulative Convertible Preferred Stock (the "$4.75 Preferred Stock"). The total number of shares of the $4.75 Preferred Stock shall be 2,990,000.

          (ii) Holders of shares of $4.75 Preferred Stock will be entitled to receive, when and as declared by the Board out of assets of the Corporation legally available for payment, an annual cash dividend of $4.75 per share, payable in quarterly installments on February 1, May 1, August 1 and November 1, commencing [the first such date following the Effective Time] (each a "dividend payment date"). Dividends on the $4.75 Preferred Stock will be cumulative from the date of initial issuance of shares of $4.75 Preferred Stock. Dividends will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board. When dividends are not paid in full upon the $4.75 Preferred Stock and any other Parity Preferred Stock (as defined in paragraph (ix)), all dividends declared upon shares of Parity Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the $4.75 Preferred Stock and such other Parity Preferred Stock shall bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of $4.75 Preferred Stock and such other Parity Preferred Stock bear to each other. Except as set forth in the preceding sentence, unless full cumulative dividends on the $4.75 Preferred Stock have been paid, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with the $4.75 Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the $4.75 Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock; provided, however,
                                                             --------  -------
that any moneys theretofore deposited in any sinking fund with respect to any Preferred Stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund regardless of whether at the time of such application full cumulative dividends upon shares of the $4.75 Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to
the $4.75 Preferred Stock as to dividends).   Dividends payable on the $4.75
Preferred Stock for any period less than the full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

          (iii) The shares of $4.75 Preferred Stock shall rank prior to the shares of Common Stock and of any other class of stock of the Corporation ranking junior to the $4.75 Preferred Stock upon liquidation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the $4.75 Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such junior stock, (A) in the case of an involuntary liquidation, dissolution or winding up, an amount equal to $50 per share or (B) in the case of a voluntary liquidation, dissolution or winding up, the then applicable Redemption Price (as defined in paragraph (iv) below) (as the case may be, the "Liquidation Preference" of a share of $4.75 Preferred Stock), in each case plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of $4.75 Preferred Stock to the date of final distribution. After payment of the full amount of the Liquidation Preference and such dividends, the holders of shares of

$4.75 Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

          (iv) The $4.75 Preferred Stock will be redeemable, in whole at any time or from time to time in part at the option of the Corporation, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (the "Redemption Prices") per share if redeemed during the twelve-month period ending November 1 of the year indicated below; plus, in each case, all dividends accrued and unpaid on the $4.75 Preferred Stock up to the date fixed for redemption:

                                                   Redemption
                                                      Price
     Year                                           Per Share
     ----                                           ---------

1995                                                 $ 50.475
After 1995                                             50.000


          In the event that the Corporation determines to redeem fewer than all of the outstanding shares of the $4.75 Preferred Stock, the shares to be redeemed shall be determined by lot or a substantially equivalent method.

          If a notice of redemption has been given pursuant to this paragraph
(iv) and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of $4.75 Preferred Stock to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

          (v) The holders of shares of $4.75 Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Delaware, and except as follows:

               (I) If and whenever at any time or times dividends payable on the $4.75 Preferred Stock or on any other Preferred Stock shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six quarterly periods, then the holders of the Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a class, to elect two directors of the Corporation, such directors to be in addition to the number of directors constituting the Board immediately prior to the accrual of such right, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing directors. Such voting right shall continue until such time as all cumulative dividends accumulated on all the Preferred Stock having cumulative dividends shall have been paid in full and until any noncumulative dividends payable on all the Preferred Stock having noncumulative dividends shall have been paid regularly for at least one year, at which time such voting right of the holders of the Preferred Stock shall terminate, subject to revesting at such time as there shall occur each and every subsequent event of default of the character indicated above.

               Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of the Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each successive annual meeting.

               At such time when such voting right shall have vested in the holders of the Preferred Stock, and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the holders of record of 10 percent in number of shares of the Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of the Preferred Stock and of any other class or classes of stock having voting power with respect thereto for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding of annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10 percent in number of shares of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for in this subparagraph (I). Any holder of the Preferred Stock shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

               At any meeting held for the purpose of electing directors at which the holders of the Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of 33-1/3 percent of the then outstanding shares of the Preferred Stock shall be required and be sufficient to constitute a quorum of the Preferred Stock for the election of directors by the Preferred Stock. At any such meeting or adjournment thereof (A) the absence of a quorum of the holders of the Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of the Preferred Stock and the absence of a quorum or quorums of the holders of other classes of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the Preferred Stock and (B) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

               The directors elected pursuant to this subparagraph (I) shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify; provided, however, that
                                                         --------  -------
          when the right of the holders of the Preferred Stock to elect directors as herein provided shall terminate, the terms of office of all persons so elected by the holders of the Preferred Stock shall terminate, and the number of directors of the Corporation shall thereupon be such number as may be provided in the By-laws of the Corporation irrespective of any increase made pursuant to this subparagraph (I).

               So long as any shares of $4.75 Preferred Stock are outstanding, the By-laws of the Corporation shall contain provisions ensuring that the number of directors of the Corporation shall at all times be such that the exercise, by the holders of shares of $4.75 Preferred Stock and the holders of other Preferred Stock, of the right to elect directors under the circumstances provided in this subparagraph (I) will not contravene any provisions of the Corporation's Certificate of Incorporation or By-laws.

               (II) So long as any shares of the $4.75 Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66-2/3 percent in number of shares of the $4.75 Preferred Stock then outstanding, (A) create any class or classes of stock ranking prior to or on a parity with the $4.75 Preferred Stock either as to dividends or upon liquidation or increase the authorized number of shares of any class or classes of stock ranking prior to or on a parity with the $4.75 Preferred Stock either as to dividends or upon liquidation, or create or authorize any obligation or security convertible into shares of stock of any class ranking prior to or on a parity with the Preferred Stock either as to dividends or upon liquidation, but may, without such consent, create or authorize obligations or securities convertible into shares of Preferred Stock or (B) amend, alter or repeal any of the provisions of the Certificate of Incorporation (including this resolution) so as to affect adversely the preferences, special rights or powers of the $4.75 Preferred Stock or of the holders thereof.

          (vi) Except as provided in paragraph (v)(II), no consent of the holders of the $4.75 Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation, or increase or decrease in the amount, of any class or series of stock of the Corporation not ranking prior to or on a parity with the $4.75 Preferred Stock or (c) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof or in any other terms thereof.

          (vii) Subject to the provisions of paragraph (iv) hereof, the Board reserves the right by subsequent amendment of this resolution from time to time to increase or decrease the number of shares which constitute the $4.75 Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this resolution within the limitations provided by law, this resolution and the Certificate of Incorporation.

          (viii) At the option of the holder thereof and upon surrender thereof for conversion to the Corporation at the office of the Transfer Agent of the Corporation's Common Stock in the Borough of Manhattan, the City of New York or in the City of Tulsa, each share of $4.75 Preferred Stock will be convertible (or if such share is called or surrendered for redemption, then in respect of such share to and including, but not after, the redemption date) into fully paid and nonassessable shares of Common Stock at the initial conversion rate of .5588 of a share of Common Stock for each share of $4.75 Preferred Stock, the conversion rate being subject to adjustment as hereinafter provided:

               (I) In case the Corporation shall (A) pay a dividend in shares of its capital stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock any shares of its capital stock, the conversion rate in effect immediately prior thereto shall be adjusted so that the holder of a share of $4.75 Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such event shall be entitled to receive upon conversion the number of such shares of Common Stock which he would have been entitled to receive after the happening of such event had such share of $4.75 Preferred Stock been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of $4.75 Preferred Stock converted between such record date and the date of the happening of any such event.

               (II) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price Per Share (as defined in subparagraph (IV) below) of Common Stock at the record date mentioned below, the number of shares of Common Stock into which each share of $4.75 Preferred Stock shall thereafter be convertible shall be determined by multiplying the
          number of shares of Common Stock into which such   share of $4.75
          Preferred Stock was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of the shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price Per Share. Such adjustment shall be made whenever such rights or warrants are issued, but shall also be effected retroactively as to shares of $4.75 Preferred Stock converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are issued.

               (III) In case the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding any cash dividend or distribution made out of current or retained earnings) or rights to subscribe other than as set forth in subparagraph (II) above, then in each such case the number of shares of Common Stock into which each share of $4.75 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share was theretofore convertible by a fraction, the numerator of which shall be the Current Market Price Per Share of the Common Stock on the record date fixed by the Board for such distribution, and the denominator of which shall be such Current Market Price Per Share of the Common Stock less the then fair market value (as determined by the Board, whose determination shall be conclusive) of the portion of the assets, evidences of indebtedness or subscription rights so distributed applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, but shall also be effective retroactively as to shares of $4.75 Preferred Stock converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

               (IV) For the purpose of any computation under subparagraphs (II) and (III) above and (VI) below, the "Current Market Price Per Share" of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 15 consecutive trading days commencing 20 trading days before the day in question. The closing price for each day shall be reported on the New York Stock Exchange-Composite Transactions Tape or as reported by any successor central market system.

               (V) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this subparagraph (V) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (viii) shall be made to the nearest one-hundredth of a share.

               (VI) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any share of $4.75 Preferred Stock. If the conversion thereof results in a fraction, an amount equal to such fraction multiplied by the Current Market Price Per Share of Common Stock (as defined in subparagraph
          (IV) above) as of the conversion date shall be paid to such holder in cash by the Corporation.

               (VII) In case the Corporation shall enter into any consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in each such case each share of $4.75 Preferred Stock remaining outstanding at the time of consummation of such transaction shall thereafter be convertible into the kind and amount of such stock or securities, cash and/or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of $4.75 Preferred Stock might have been converted immediately prior to consummation of such transaction, assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount as receivable per share by a plurality of the non-electing shares).

               (VIII) In the event of any Change in Control (as hereinafter defined) of the Corporation, each holder of $4.75 Preferred Stock shall have the right, at the holder's option, to require the Corporation to redeem all or any number of such holder's shares of $4.75 Preferred Stock during the period (the "Exercise Period") beginning on the 30th day and ending on the 90th day after the date of such Change in Control at the Redemption Price, plus accrued and unpaid dividends to the date fixed for redemption; provided, however, that such redemption right shall not be applicable in the case of any Change in Control of the Corporation which shall have been duly approved by the Continuing Directors (as hereinafter defined) during the period (the "Approval Period") prior to or within 21 days after the date on which such Change in Control shall have occurred. As used herein, (a) "Acquiring Person" means any Person who is or becomes the Beneficial Owner, directly or indirectly, of 10% or more of the outstanding Common Stock, (b) "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 adopted pursuant to the Securities Exchange Act of 1934, as amended, (c) a "Change in Control" of the Corporation shall be deemed to have occurred at such time as (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of 30% or more of the outstanding Common Stock or (ii) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the Board, (d) "Continuing Director" means any member of the Board who is not affiliated with an Acquiring Person and who was a member of the Board immediately prior to the time that the Acquiring Person became an Acquiring Person and any successor to a Continuing Director who is not affiliated with the Acquiring Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board, and (e) "Person" means any individual, corporation, partnership, limited partnership, association, joint-stock company, trust, unincorporated organization, syndicate or group (as such terms are used in Section 13d-3 adopted pursuant to the Securities Exchange Act of 1934, as amended) or government or political subdivision thereof.

               On or before the seventh day after the termination of the Approval Period, the Corporation shall mail to all holders of record of the $4.75 Preferred Stock as of the last day of the Approval Period, at their respective addresses as the same shall appear on the books of the Corporation as of such date, a notice disclosing (i) the Change in Control, (ii) whether or not the Continuing Directors have approved the Change in Control, and (iii) if the Continuing Directors have not approved the Change in Control, the respective dates on which the Exercise Period commences and ends, the redemption price per share of the $4.75 Preferred Stock applicable hereunder and the procedure which the holder must follow to exercise the redemption right provided above. The Corporation shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, New

          York. To exercise such redemption right, a holder of the $4.75 Preferred Stock must deliver during the Exercise Period written notice to the Corporation (or an agent designated by the Corporation for such purpose) of the holder's exercise of such redemption right, and, to be valid, any such notice of exercise must be accompanied by each certificate evidencing shares of the $4.75 Preferred Stock with respect to which the redemption right is being exercised, duly endorsed for transfer. On or prior to the seventh day after the close of the Exercise Period, the Corporation shall accept for payment all shares of $4.75 Preferred Stock properly surrendered to the Corporation (or an agent designated by the Corporation for such purpose) during the Exercise Period for redemption in connection with the valid exercise of such redemption right and shall cause payment to be made in cash for such shares of $4.75 Preferred Stock.

          (ix) For the purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

                (a) prior to shares of the $4.75 Preferred Stock, either as to dividends or upon liquidation, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the $4.75 Preferred Stock;

                (b) on a parity with shares of the $4.75 Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the $4.75 Preferred Stock, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of $4.75 Preferred Stock (the term "Parity Preferred Stock" being used to refer to any stock on a parity with the shares of $4.75 Preferred Stock, either as to dividends or upon liquidation as the context may require); and

          (c) junior to shares of the $4.75 Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of the $4.75 Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes.

          (x) The $4.75 Preferred Stock shall rank on a parity with the $2.21 Cumulative Preferred Stock, par value $1 per share, of the Corporation and the Cumulative Convertible Preferred Stock, $3.50 Series, par value $1 per share, of the Corporation, in each case as to dividends and upon liquidation. The $4.75 Preferred Stock shall rank prior to the Series A Junior Participating Preferred Stock, par value $1 per share, and all other shares of capital stock of the Corporation outstanding at the time of issuance of the $4.75 Preferred Stock.

          IN WITNESS WHEREOF, The Williams Companies, Inc. has caused this Certificate to be made under the seal of the Corporation and signed by ________________, _____________________, and attested by ____________,
___________, this _____ day of ___________, 1995.



                              THE WILLIAMS COMPANIES, INC.

[SEAL]

Attest:                       By:
                                 -----------------------------------------


- --------------------------------

                                                          EXHIBIT 3.2(c)-2



                      FORM OF CERTIFICATE OF DESIGNATION,
                            PREFERENCES AND RIGHTS
                                    OF THE

                            CUMULATIVE CONVERTIBLE
                         PREFERRED STOCK, $3.50 SERIES
                                ($1 Par Value)

                                      OF

                         THE WILLIAMS COMPANIES, INC.

                         ----------------------------

                        Pursuant to Section 151 of the

               General Corporation Law of the State of Delaware

                         ----------------------------


          The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on _________ __, 1995, by the Board of Directors (the "Board") of The Williams Companies, Inc., a Delaware corporation (hereinafter called the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

               RESOLVED that pursuant to authority expressly granted to and vested in the Board by provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of Preferred Stock, par value $1 per share (the "Preferred Stock"), which shall consist of up to 2,500,000 of the _________ shares of Preferred Stock which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) are fixed as follows:

          (i) The designation of such series of the Preferred Stock authorized by this resolution shall be the $3.50 Cumulative Convertible Preferred Stock (the "$3.50 Preferred Stock"). The total number of shares of the $3.50 Preferred Stock shall be 2,500,000.

          (ii) Holders of shares of $3.50 Preferred Stock will be entitled to receive, when and as declared by the Board out of assets of the Corporation legally available for payment, an annual cash dividend of $3.50 per share, payable in quarterly installments on February 1, May 1, August 1 and November 1, commencing [the first such date following the Effective Time] (each a "dividend payment date"). Dividends on the $3.50 Preferred Stock will be cumulative from the date of initial issuance of shares of $3.50 Preferred Stock. Dividends will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board. When dividends are not paid in full upon the $3.50 Preferred Stock and any other Parity Preferred Stock (as defined in paragraph (ix)), all dividends declared upon shares of Parity Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the $3.50 Preferred Stock and such other Parity Preferred Stock shall bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of $3.50 Preferred Stock and such other Parity Preferred Stock bear to each other. Except as set forth in the preceding sentence, unless full cumulative dividends on the $3.50 Preferred Stock have been paid, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with the $3.50 Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the $3.50 Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund
- --------  -------
with respect to any Preferred Stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund regardless of whether at the time of such application full cumulative dividends upon shares of the $3.50 Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the $3.50 Preferred Stock as to dividends). Dividends payable on the $3.50 Preferred Stock for any period less than the full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

          (iii) The shares of $3.50 Preferred Stock shall rank prior to the shares of Common Stock and of any other class of stock of the Corporation ranking junior to the $3.50 Preferred Stock upon liquidation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the $3.50 Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such junior stock, an amount equal to $50 per share (the "Liquidation Preference" of a share of $3.50 Preferred Stock) plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of $3.50 Preferred Stock to the date of final distribution. After payment of the full amount of the Liquidation Preference and such dividends, the holders of shares of $3.50 Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

          (iv) The shares of the $3.50 Preferred Stock will not be redeemable prior to November 1, 1999. On and after November 1, 1999, the $3.50 Preferred Stock will be redeemable, in whole at any time or from time to time in part at the option of the Corporation, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (the "Redemption Prices") per share if redeemed during the twelve-month period beginning November 1 of the year indicated below; plus, in each case, all dividends accrued and unpaid on the $3.50 Preferred Stock up to the date fixed for redemption:

                                   Redemption
                                      Price
     Year                           Per Share
     ----                           ---------

1999...............................   $51.40
2000...............................    51.05
2001...............................    50.70
2002...............................    50.35
2003 and thereafter................    50.00

          In the event that the Corporation determines to redeem fewer than all of the outstanding shares of the $3.50 Preferred Stock, the shares to be redeemed shall be determined by lot or a substantially equivalent method.

          If a notice of redemption has been given pursuant to this paragraph
(iv) and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of $3.50 Preferred Stock to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

          (v) The holders of shares of $3.50 Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Delaware, and except as follows:

               (I) If and whenever at any time or times dividends payable on the $3.50 Preferred Stock or on any other Preferred Stock shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six quarterly periods, then the holders of the Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a class, to elect two directors of the Corporation, such directors to be in addition to the number of directors constituting the Board immediately prior to the accrual of such right, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing directors. Such voting right shall continue until such time as all cumulative dividends accumulated on all the Preferred Stock having cumulative dividends shall have been paid in full and until any noncumulative dividends payable on all the Preferred Stock having noncumulative dividends shall have been paid regularly for at least one year, at which time such voting right of the holders of the Preferred Stock shall terminate, subject to revesting at such time as there shall occur each and every subsequent event of default of the character indicated above.

               Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of the Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each successive annual meeting.

               At such time when such voting right shall have vested in the holders of the Preferred Stock, and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the holders of record of 10 percent in number of shares of the Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of the Preferred Stock and of any other class or classes of stock having voting power with respect thereto for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding of annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10 percent in number of shares of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for in this subparagraph (I). Any holder of the Preferred Stock shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

               At any meeting held for the purpose of electing directors at which the holders of the Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of 33-1/3 percent of the then outstanding shares of the Preferred Stock shall be required and be sufficient to constitute a quorum of the Preferred Stock for the election of directors by the Preferred Stock. At any such meeting or adjournment thereof (A) the absence of a quorum of the holders of the Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of the Preferred Stock and the absence of a quorum or quorums of the holders of other classes of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the Preferred Stock and (B) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

               The directors elected pursuant to this subparagraph (I) shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify; provided, however, that
                                                         --------  -------
          when the right of the holders of the Preferred Stock to elect directors as herein provided shall terminate, the terms of office of all persons so elected by the holders of the Preferred Stock shall terminate, and the number of directors of the Corporation shall thereupon be such number as may be provided in the By-laws of the Corporation irrespective of any increase made pursuant to this subparagraph (I).

               So long as any shares of $3.50 Preferred Stock are outstanding, the By-laws of the Corporation shall contain provisions ensuring that the number of directors of the Corporation shall at all times be such that the exercise, by the holders of shares of $3.50 Preferred Stock and the holders of other Preferred Stock, of the right to elect directors under the circumstances provided in this subparagraph (I) will not contravene any provisions of the Corporation's Certificate of Incorporation or By-laws.

               (II) So long as any shares of the $3.50 Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66-2/3 percent in number of shares of the $3.50 Preferred Stock then outstanding, (A) create any class or classes of stock ranking prior to or on a parity with the $3.50 Preferred Stock either as to dividends or upon liquidation or increase the authorized number of shares of any class or classes of stock ranking prior to or on a parity with the $3.50 Preferred Stock either as to dividends or upon liquidation, or create or authorize any obligation or security convertible into shares of stock of any class ranking prior to or on a parity with the Preferred Stock either as to dividends or upon liquidation, but may, without such consent, create or authorize obligations or securities convertible into shares of Preferred Stock, or (B) amend, alter or repeal any of the provisions of the Certificate of Incorporation (including this resolution) so as to affect adversely the preferences, special rights or powers of the $3.50 Preferred Stock or of the holders thereof.

          (vi) Except as provided in paragraph (v)(II), no consent of the holders of the $3.50 Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation, or increase or decrease in the amount, of any class or series of stock of the Corporation not ranking prior to or on a parity with to the $3.50 Preferred Stock as to dividends or upon liquidation or (c) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof or in any other terms thereof.

          (vii) Subject to the provisions of paragraph (iv) hereof, the Board reserves the right by subsequent amendment of this resolution from time to time to increase or decrease the number of shares which constitute the $3.50 Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this resolution within the limitations provided by law, this resolution and the Certificate of Incorporation.

          (viii) At the option of the holder thereof and upon surrender thereof for conversion to the Corporation at the office of the Transfer Agent of the Corporation's Common Stock in the Borough of Manhattan, the City of New York or in the City of Tulsa, each share of $3.50 Preferred Stock will be convertible (or if such share is called or surrendered for redemption, then in respect of such share to and including, but not after, the redemption date) into fully paid and nonassessable shares of Common Stock at the initial conversion rate of 1.5625 shares of Common Stock for each share of $3.50 Preferred Stock, the conversion rate being subject to adjustment as hereinafter provided:

                    (I) In case the Corporation shall (A) pay a dividend in shares of its capital stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock any shares of its capital stock, the conversion rate in effect immediately prior thereto shall be adjusted so that the holder of a share of $3.50 Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such event shall be entitled to receive upon conversion the number of such shares of Common Stock which he would have been entitled to receive after the happening of such event had such share of $3.50 Preferred Stock been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of $3.50 Preferred Stock converted between such record date and the date of the happening of any such event.

                    (II) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price Per Share (as defined in subparagraph (IV) below) of Common Stock at the record date mentioned below, the number of shares of Common Stock into which each share of $3.50 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of $3.50 Preferred Stock was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of the shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price Per Share. Such adjustment shall be made whenever such rights or warrants are issued, but shall also be effected retroactively as to shares of $3.50 Preferred Stock converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are issued.

                    (III) In case the Corporation shall distribute to all
               holders of its Common Stock evidences of its indebtedness or assets (excluding any cash dividend or distribution made out of current or retained earnings) or rights to subscribe other than as set forth in subparagraph (II) above, then in each such case the number of shares of Common Stock into which each share of $3.50 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share was theretofore convertible by a fraction, the numerator of which shall be the Current Market Price Per Share of the Common Stock on the record date fixed by the Board for such distribution, and the denominator of which shall be such Current Market Price Per Share of the Common Stock less the then fair market value (as determined by the Board, whose determination shall be conclusive) of the portion of the assets, evidences of indebtedness or subscription rights so distributed applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, but shall also be effective retroactively as to shares of $3.50 Preferred Stock converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

                    (IV)  For the purpose of any computation under subparagraphs
               (II) and (III) above and (VI) below, the "Current Market Price Per Share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 15 consecutive trading days commencing 20 trading days before the day in question. The closing price for each day shall be reported on the New York Stock Exchange-Composite Transactions Tape or as reported by any successor central market system.

                    (V) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this subparagraph (V) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph
               (viii) shall be made to the nearest one-hundredth of a share.

                    (VI) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any share of $3.50 Preferred Stock. If the conversion thereof results in a fraction, an amount equal to such fraction multiplied by the Current Market Price Per

               Share of Common Stock (as defined in subparagraph (IV) above) as of the conversion date shall be paid to such holder in cash by the Corporation.

                    (VII) In case the Corporation shall enter into any consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in each such case each share of $3.50 Preferred Stock remaining outstanding at the time of consummation of such transaction shall thereafter be convertible into the kind and amount of such stock or securities, cash and/or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of $3.50 Preferred Stock might have been converted immediately prior to consummation of such transaction, assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount as receivable per share by a plurality of the non-electing shares).

                    (VIII) In the event of any Change in Control (as hereinafter defined) of the Corporation, each holder of $3.50 Preferred Stock shall have the right, at the holder's option, to require the Corporation to redeem all or any number of such holder's shares of $3.50 Preferred

               Stock during the period (the "Exercise Period") beginning on the 30th day and ending on the 90th day after the date of such Change in Control at the Redemption Price, plus accrued and unpaid dividends to the date fixed for redemption; provided, however, that such redemption right shall not be applicable in the case of any Change in Control of the Corporation which shall have been duly approved by the Continuing Directors (as hereinafter defined) during the period (the "Approval Period") prior to or within 21 days after the date on which such Change in Control shall have occurred. As used herein, (a) "Acquiring Person" means any Person who is or becomes the Beneficial Owner, directly or indirectly, of 10% or more of the outstanding Common Stock,
               (b) "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 adopted pursuant to the Securities Exchange Act of 1934, as amended, (c) a "Change in Control" of the Corporation shall be deemed to have occurred at such time as (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of 30% or more of the outstanding Common Stock or (ii) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the Board, (d) "Continuing Director" means any member of the Board who is not affiliated with an Acquiring Person and who was a member of the Board immediately prior to the time that the Acquiring Person became an Acquiring Person and any successor to a Continuing Director who is not affiliated with the Acquiring Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board, and (e) "Person" means any individual, corporation, partnership, limited partnership, association, joint-stock company, trust, unincorporated organization, syndicate or group (as such

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               terms are used in Section 13d-3 adopted pursuant to the
               Securities Exchange Act of 1934, as amended) or government or political subdivision thereof.

                    On or before the seventh day after the termination of the
               Approval Period, the Corporation shall mail to all holders of record of the $3.50 Preferred Stock as of the last day of the Approval Period, at their respective addresses as the same shall appear on the books of the Corporation as of such date, a notice disclosing (i) the Change in Control, (ii) whether or not the Continuing Directors have approved the Change in Control, and
               (iii) if the Continuing Directors have not approved the Change in Control, the respective dates on which the Exercise Period commences and ends, the redemption price per share of the $3.50 Preferred Stock applicable hereunder and the procedure which the holder must follow to exercise the redemption right provided above. The Corporation shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, New York. To exercise such redemption right, a holder of the $3.50 Preferred Stock must deliver during the Exercise Period written notice to the Corporation (or an agent designated by the Corporation for such purpose) of the holder's exercise of such redemption right, and, to be valid, any such notice of exercise must be accompanied by each certificate evidencing shares of the $3.50 Preferred Stock with respect to which the redemption right is being exercised, duly endorsed for transfer. On or prior to the seventh day after the close of the Exercise Period, the Corporation shall accept for payment all shares of $3.50 Preferred Stock properly surrendered to the Corporation (or an agent designated by the Corporation for such purpose) during the Exercise Period for redemption in

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

               connection with the valid exercise of such redemption right and shall cause payment to be made in cash for such shares of $3.50 Preferred Stock.

          (ix) For the purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

          (a) prior to shares of the $3.50 Preferred Stock, either as to dividends or upon liquidation, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the $3.50 Preferred Stock;

          (b) on a parity with shares of the $3.50 Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the $3.50 Preferred Stock, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of $3.50 Preferred Stock (the term "Parity Preferred Stock" being used to refer to any stock on a parity with the shares of $3.50 Preferred Stock, either as to dividends or upon liquidation as the context may require); and

          (c) junior to shares of the $3.50 Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of the $3.50 Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes.

          (x) The $3.50 Preferred Stock shall rank on a parity with the $2.21 Cumulative Preferred Stock, par

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

value $1 per share, of the Corporation and the Cumulative Convertible Preferred Stock, $4.75 Series, par value $1 per share, of the Corporation, in each case as to dividends and upon liquidation. The $3.50 Preferred Stock shall rank prior to the Series A Junior Participating Preferred Stock, par value $1 per share, and all other shares of capital stock of the Corporation outstanding at the time of issuance of the $3.50 Preferred Stock.

          IN WITNESS WHEREOF, The Williams Companies, Inc. has caused this Certificate to be made under the seal of the Corporation and signed by ________________, _____________________, and attested by ____________,
___________, this _____ day of ___________, 1995.


                                           THE WILLIAMS COMPANIES, INC.

[SEAL]

Attest:                                    By:
                                              --------------------------------

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